Exhibit 10.1
Asset and Share Purchase Agreement

dated February 28, 2006
regarding the acquisition
of
the shares in HAPA AG and the LAETUS security business and related SSC items
Bird & Bird
Pacellistr 14
80333 Munich
Tel.+49 89 3581 6000
Fax. +49 89 3581 6011

BIRD & BIRD	2/58	ASPA
G.D. S.p.A.
between
1.	Romaco International B.V., Amsterdam, Veerdijk 40 E, 1531MS Wormer, Netherlands, a private limited liability company under Dutch law
-“Seller 1”-
2.	Romaco Pharmatechnik GmbH, Karlsruhe, Am Heegwald 11, 76227 Karlsruhe, Germany, a limited liability company under German law, registered with the commercial register of the local court of Karlsruhe under HRB 10573
-“Seller 2”-
3.	Robbins & Myers, Inc., 1400 Kettering Tower, Dayton, Ohio 45423, USA, a publicly listed stock corporation under the laws of Ohio, USA
-“Sellers’ Parent Company”-
- Seller 1, Seller 2 and Sellers’ Parent Company collectively “Sellers Group” and individually a “Seller” -
4.	Coesia S.p.A., Piazza San Domenico, 10, 40124 Bologna, Italy, a stock corporation under Italian law registered with the commercial register of Bologna
-“Purchaser”-
- Sellers Group (or its individual members) and Purchaser collectively the “Parties”
and each a “Party” -

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G.D. S.p.A.

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Index of Defined Terms

Page

2005 EBIT Notice	32
2005 EBIT Reduction	33
2005 Financial Information	31
2005 Sales	31
Accounting Date	7
Accounting Date Net Assets	22
Accounting Principles	7
Accounts	20
Affiliates	7
Agreement	6
AktG	7
Best Knowledge of Sellers Group	7
BGB	7
Breach Notice	29
Business Days	7
Cash	7
CHF	7
Closing	24
Closing Adjustment	21
Closing Confirmation	26
Closing Date	24
Closing Events	24
Closing Statement	23
Co	7
Competitive Business	48
Competitor	48
Confidential Information	50
Contract	61
Contractual Interest Rate	21
Corrected 2005 EBIT	32
Corrected EBIT	32
Damages	29
Directors and Officers	8
Doubtful Accounts	41
EBIT	32
Effective Time	8
Environmental Contamination	34
Environmental Laws	34
Errors	32
Escrow Account	20
Escrow Agent	20
Escrow Agreement	21
Escrow Amount	20
Escrow Balance	21
EUR	8
Executable Order	34
Expert	14
Final Net Assets	22
Final Purchase Price	23
Financial Debt	8
Fiscal 2005	31
FusG	8
GmbHG	8
GWB	8
HAPA AG	6
HAPA AG Accounts	19
HAPA AG Corporate Documents	10
HAPA AG Share Certificate	9
HAPA AG Shares	9
HAPA Business	6
HAPA De-merger	6
HAPA Demerger Effective Date	6
HAPA Excess Employee	39
HAPA Excess Employee Liabilities	38
HAPA FusG 47-Claims	40
HAPA Purchase Price	19
HAPA Supply Agreement	25
HAPA Tax Returns	71
HAPA Transferred Employees	39
Hazardous Materials	34
HGB	8
Indemnifiable Tax	35
Indemnification Notice	40
Interests	8
Intra-Group Agreements	49
LAETUS Accounting Documentation	12
LAETUS Accounts	19
LAETUS Assets	68
LAETUS Assets Germany	58
LAETUS Assets Italy	64
LAETUS Business	6
LAETUS Contracts Italy	67
LAETUS ContractsGermany	61
LAETUS Employment Contracts	13
LAETUS Excess Employee Liabilities	39
LAETUS Excess Empoyees	39
LAETUS Excluded Items	11
LAETUS Fixed Assets Germany	58
LAETUS Fixed Assets Italy	64
LAETUS Intellectual Property Rights Germany	58
LAETUS Intellectual Property Rights Italy	64
LAETUS Inventory Germany	59
LAETUS Inventory Italy	64
LAETUS Italy	63
LAETUS Items	11
LAETUS Items Germany	11
LAETUS Lease	26
LAETUS Liabilities Germany	60
LAETUS Liabilities Italy	66
LAETUS Other Assets Germany	59
LAETUS Other Assets Italy	64
LAETUS Purchase Price	19
LAETUS Transferred Employees	13
LAETUS Unit Italy	63
Legal Entity	8
Material Adverse Effect	9

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G.D.S.p.A.

Page

Net Asset Shortfall	22
Net Asset Surplus	22
Net Preliminary Aggregate Purchase Price	20
Notice	43
Ordinary Course of Business	9
Parties	2
Parly	2
Pre-Closing Environmental Liability	34
Preliminary Aggregate Purchase Price	19
Purchased Items	19
Purchaser	2
Purchaser’s Account	20
Purchaser’s Objection	23
Reference Balance Sheet	22
Refund Claim	53
Related Parties	9
Repurchased Accounts	41
Reversal Effect	36
Romaco AG	6
Secondary Recipients	50
Seller	2
Seller 1	2
Seller 1 Breach	28
Seller 2	2
Seller 2 Breach	28
Sellers’ Account	20
Sellers Breaches	28
Sellers Group	2
Sellers’ Objection	32
Sellers’ Parent Company	2
Sellers’ Parent Company Breach	28
Signing Date	9
SSC Accounting Documentation	16
SSC Accounts	20
SSC Companies	6
SSC Contracts	70
SSC EBIT Error	32
SSC Employee Costs	31
SSC Excess Employee Liabilities	39
SSC Excess Employees	39
SSC Excluded Items	16
SSC Files	18
SSC Financial Data	31
SSC Financials	31
SSC IP	18
SSC Items	15
SSC Liabilities	69
SSC Purchase Price	19
SSC Transferred Employee Costs Schedule	31
SSC Transferred Employees	17
SSCEmployment Contracts	17
SSCs	6
Tax Authority	9
Tax Benefit	36
Tax Returns	36
Taxes	9
Third Party Claim	30
Transaction	7
Transition Services Agreements	26
UStG	53
Withdrawn Admission of Obligation to Indemnify	30

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G.D.S.p.A.
Recitals
A.	Seller 1 is the sole owner of all the outstanding shares in HAPA AG, a stock corporation with its registered office in Volketswil and business offices at Chriesbaumstrasse 4, 8604 Volketswil, Switzerland and registered with the commercial register of the Canton of Zurich, Switzerland under no, CH-020,3.029,554-8 (“HAPA AG”). Since its incorporation, HAPA AG has been engaged in the design, manufacture, testing, installation, services (including after sales services) and sale of printing machines, printing systems (including on-demand printing machines and systems) and related spare parts and consumables (the “HAPA Business”). HAPA AG originates from the de-merger (Spaltung zur Neugrundung) of the assets and liabilities related to the HAPA Business, as listed in the demerger plan, from Maco AG, Chriesbaumstr, 4, 8604 Volketswil, Switzerland (“Romaco AG”) into HAPA AG pursuant to Sections 29 lit. bet seq. FusG (the “HAPA De-merger”) executed on February 9, 2006 with economic effect as of September 1, 2005 (the “HAPA De-merger Effective Date”).

B.	Seller 2 is engaged in the design, manufacture, testing, installation, service (including after sale services) and sale of packaging security solutions including bar-code reading systems, vision inspection systems and related information processing and networking software, spare parts and consumables (the “LAETUS Business”).

C.	Sellers’ Parent Company is a leading manufacturer and marketer of equipment and systems for the global pharmaceutical, energy and industrial markets.

D.	Purchaser is an industrial group controlling a multinational portfolio of automatic machinery businesses.

E.	Seller 1 intends to sell and transfer, and Purchaser intends to acquire, all the outstanding shares in HAPA AG pursuant to the terms and conditions of this Agreement and its Annexes (the “Agreement”).

F.	Seller 2 intends to sell and transfer, and Purchaser intends to acquire, certain assets, liabilities and contracts relating to the LAETUS Business pursuant to the terms and conditions of this Agreement.

G.	Sellers’ Parent Company intends to sell and transfer, or have its subsidiaries set out in Annex G (the “SSC Companies”) transfer, and Purchaser intends to acquire, certain assets, liabilities and contracts related to the sales and service centers operated by the SSC Companies for the HAPA Business and/or the LAETUS Business (the “SSCs”) pursuant to the terms and conditions of this Agreement.

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(E. through G. collectively the “Transaction”).
Now, therefore, the Parties agree as follows:
1.	Selected Defined Terms and Abbreviations

In this Agreement, except where set forth otherwise, the following terms and abbreviations shall have the following meaning:

“Accounting Date” shall be November 27, 2005.

“Accounting Principles”: United States generally accepted accounting principles (GAAP) and the policies and practices in “Robbins & Myers Corporate Finance Policies and Procedures” (so long as they are not inconsistent with GAAP) as in effect on the date of preparation of the respective accounting document in question, consistently applied on a going-concern basis.

“Affiliates”: any individual persons or Legal Entities who or which are affiliated enterprises (verbundene Unternehmen) within the meaning of Sections 15 et seq, AktG.

“AktG”; the German Stock Corporation Act (Aktiengeselz).

“Best Knowledge of Sellers Group” means that one of persons listed on Annex B had actual knowledge of a fact or the particular matter referred to, or constructive knowledge, being what a prudent merchant (ordentlicher Kaufmann) in a like position would have known, or should have known, of a fact or the particular matter referred to had he reviewed readily available data and information and discussed such matters with the persons having responsibility for such matter.

“BGB”: the German Civil Code (Burgerliches Gesetzbuch).

“Business Days”: any days other than Saturdays, Sundays and public holidays, in each case in Frankfurt am Main/Germany.

“Cash” shall mean the aggregate amount of any cash, cash equivalents (including cheques received and reflected in the books of the receiving entity whether or not credited to a bank account) and credit balances with banks and other financial institutions, including the banks of Sellers Group, within the meaning of Section 266 para. 2 B IV HGB.

“CHF”: Swiss Francs, the lawful currency of Switzerland.

“CO”: the Swiss Code of Obligations (Schweizerisches Obligationenrecht).

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“Directors and Officers”: any managing directors (Geschäfisfuhrer), members of the management board (Mitglieder des Vorstandes/Mitglieder der Geschäftsleitung), members of the supervisory board (Mitglieder des Aufsichtsrats), members of the board of directors or any other statutory representatives or members of any other statutory bodies of representation of any Legal Entity in any jurisdiction.

“Effective Time” shall be at Closing Date 24:00 hs CET

“EUR”: Euro, the lawful currency of the European Union.

“Financial Debt”: shall mean the aggregate amount of any interest bearing debts (in each case including accrued and unpaid interest), which are explicitly shown in the relevant financial statement as
(i)	bonds (Anleihen),

(ii)	loan agreements with banks and other financial institutions (Verbindlichkeiten gegenüber Kreditinstituten) including the banks of Sellers Group,

(iii)	overdrafts and promissory notes,

(iv)	and the outstanding portion of the debts entered into (x) under capitalized lease agreements, (y) whether or not reflected in the books, any factoring agreement and (z) any intercompany financial liability.
Financial Debt, shall, for the avoidance of doubt, not include any other liability or obligation, in particular any trade liabilities (Verbindlichkeiten aus Lieferungen und Leistungen), accruals/reserves/liabilities for pensions and similar liabilities (Rückstellungen für Pensionen und ähnliche Verpflichtungen), tax and social security liabilities.

“FusG”: the Swiss Act on Merger, De-merger, Conversion and Transfer of Assets (Bundesgesetzüber Fusion, Spaltung, Umwandlungen und Vermödgensubertragung).

“GmbHG”: the German Act on Limited Liability Companies (Gesetz über Gesellschaften mil beschränkter Haftung).

“GWB”: the German Antitrust Act (Gesetz gegen Wettbewerbsbeschränkungen).

“HGB”: the German Commercial Code (Handelsgesetzbuch).

“Interests”: any shares, partnership interests, options or other equity interests or any voting rights in any Legal Entity in any jurisdiction and any right or promise or option to acquire or to be entitled at any time to any Interest.

“Legal Entity”: any corporation, company, partnership, association or any legal entity established pursuant to the laws of any jurisdiction.

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“Material Adverse Effect” shall mean any circumstance, development, event, condition or occurrence which (i) has had, or reasonably could be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets, properties, liabilities, rights, obligations, operations or prospects of, taken as a whole, HAPA AG, the LAETUS Business of Seller 2 and the HAPA Business and LAETUS Business of the SSC Companies (other than arising out of any change in the economy in general or the market in which HAPA AG, Seller 2 (only with respect to its LAETUS Business) or the SSC Companies (only with respect to their HAPA Business and LAETUS Business) operate); or (ii) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of the Parties to consummate the Transaction or to perform the Parties’ obligations under this Agreement.

“Ordinary Course of Business”: an action taken will be deemed to have been taken in the “Ordinary Course of Business” only if:
(i)	such action is consistent with the past practices and has been taken in the ordinary course of business of the normal day-to-day operations of the respective company, and

(ii)	such action is not required to be specifically authorized by (i) the board of directors (Verwaltungsrat) of HAPA AG or the supervisory board (Aufsichtsrat) of Seller 2, if any, or the respective supervisory board of the SSC Companies, if any, or (ii) the parent company (if any).
“Related Parties”: any individual persons or Legal Entities who or which are (i) Affiliates or (ii) relatives (Angehörige) within the meaning of Section 15 of the German Tax Code (Abgabenordnung- AO).

“Signing Date”: shall be the day on which this Agreement has been duly executed, (Unterzeichnungstag),

“Taxes”: all kind of taxes (including direct, indirect or ancillary taxes, duties, withholdings) and all related charges, interest, penalties, expenses and fines thereon, imposed by any regional, national or other public authority or body (“Tax Authority”).

2.	Current Status

2.1	The share capital of HAPA AG amounts to CHF 1,000,000 and is divided into 1,000 bearer shares (Inhaberaktien) with a nominal value of CHF 1,000 each,

2.2	Seller 1 holds all 1,000 shares in HAPA AG (the “HAPA AG Shares”), represented by a share certificate, which is kept in custody by HAPA AG (the “HAPA AG Share Certificate”).

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2.3	Sellers Group has provided Purchaser with copies of (i) the complete plan for the HAPA De-merger dated November 18, 2005 including all exhibits thereto, including the balance sheet of Romaco AG dated August 31, 2005 as well as the opening balance sheet of HAPA AG as of September 1, 2005; (ii) Romaco AG’s de-merger report and the auditors’ report regarding the de-merger plan; (iii) the public deed dated January 31, 2006 regarding Romaco AG’s extraordinary shareholders’ meeting pertaining to the de-merger of the HAPA Business into HAPA AG; and (iv) the public deed regarding the incorporation of HAPA AG,

2.4	Annex.2.4 contains copies of (i) the current commercial register extract for HAPA AG, (ii) pending commercial register applications (or equivalent documents), if any, (iii) the current version of the articles of association, and (iv) any pending shareholders’ resolutions or other statements to change such articles or agreements (all items under (ii) through (iv) of HAPA AG the “HAPA AG Corporate Documents”).

3.	Sale and Transfer of the HAPA AG Shares

3.1	Seller 1 hereby sells (verkauft) the HAPA AG Shares to Purchaser, and Purchaser accepts such sale.

3.2	Seller 1 assigns (übereignet) the HAPA AG Shares to Purchaser, including the ownership of the HAPA AG Share Certificate, with effect as of the Effective Time, and Purchaser accepts such assignment.

3.3	The sale and assignment of the HAPA AG Shares shall include all ancillary rights appertaining thereto (Nebenrechte), including the rights to any undistributed profits from any periods prior to the Effective Time.

3.4	The assignment, but not the sale, of the HAPA AG Shares pursuant to this Section 3 shall be subject to the condition precedent (aufschiebende Bedingung) that Purchaser has made the payments pursuant to Section 11.8 and shall become effective (Befristung) at the Effective Time.

4.	Sale and Transfer of the LAETUS Items

4.1	The LAETUS Items to be sold and transferred by Seller 2 to Purchaser under the terms of this Agreement shall consist of:

4.1.1	the LAETUS Assets Germany as defined in Annex 4.1.1,

4.1.2	the LAETUS Liabilities Germany as defined in Annex 4.1.2,

4.1.3	the LAETUS Employment Contracts Germany as defined in Section 4.6.1,

4.1.4	the LAETUS Contracts Germany as defined in Annex 4.1.4, and

BIRD & BIRD G.D. S.p.A.	11/58	ASPA
4.1.5	the LAETUS Unit Italy as defined in Annex 4.3.1

(the LAETUS Assets Germany, the LAETUS Liabilities Germany, the LAETUS Employment Contracts Germany and the LAETUS Contracts Germany collectively the “LAETUS Items Germany”; the LAETUS Items Germany and the LAETUS Unit Italy collectively the “LAETUS Items”).

4.2	All assets, liabilities and contracts of Seller 2 not forming a part of the LAETUS Items (collectively the “LAETUS Excluded Items”) are expressly excluded from the sale and transfer to Purchaser. The LAETUS Excluded Items include the assets of Seller 2 set out in Annex 4.2.

4.3	Sale and Transfer of the LAETUS Unit Italy

4.3.1	Seller 2 hereby sells to Purchaser the LAETUS Unit Italy as defined in Annex 4.3.1 and Purchaser accepts such sale.

4.3.2	Seller 2 undertakes to transfer, and Purchaser undertakes to accept or to cause its Affiliates to accept such transfer, the LAETUS Unit Italy to Purchaser at Closing with effect of the Effective Time pursuant to Section 11.5.5.

4.4	Sale and Transfer of the LAETUS Assets Germany (including reference to LAETUS Unit Italy)

4.4.1	Seller 2 hereby sells to Purchaser the LAETUS Assets Germany and Purchaser accepts such sale.

4.4.2	With respect to the LAETUS Assets Germany which are movable assets (bewegliche Sachen) and with effect as of the Effective Time:

4.4.2.1
Seller 2 hereby transfers to Purchaser title to the LAETUS Assets Germany and Purchaser accepts such transfer. If and to the extent that any retention of title rights (Eigentumsvorbehaltsrechte) exist in respect of the LAETUS Assets Germany or the LAETUS Assets Germany have been transferred to third parties by way of security transfer (sicherungsubereignet). Seller 2 hereby transfers to Purchaser, and Purchaser accepts such transfer of, all contingent rights (Amvartschaftsrechte) existing in favor of Seller 2 with regard to such LAETUS Assets Germany.

4.4.2.2	At Closing, Seller 2 shall grant Purchaser possession of the LAETUS Assets Germany as of the Effective Time as set forth in Section 11.5.

4.4.3	Seller 2 hereby assigns (abireten) to Purchaser, and Purchaser accepts such assignment, all LAETUS Assets Germany which are not movable assets with effect as of the Effective Time.

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4.4.4	The assignment, but not the sale, of the LAETUS Assets Germany pursuant to Sections 4.4.2.1 and 4.4.3 is subject to the condition precedent (aufschiebende Bedingung ) that Purchaser has made the payments pursuant to Section 11.8.

4.4.5	Immediately after the Closing Date, the Parties will jointly (i) endeavor to assign the registration of the LAETUS Intellectual Property Rights Germany (as defined in Annex 4.1.1(c)), and any corresponding applications and (ii) undertake any further measures and make all declarations necessary to deliver the LAETUS Assets Germany and the LAETUS Assets Italy (including the LAETUS Intellectual Property Rights Italy as defined in Annex4.3.1(a)(iii) to Purchaser and to enable Purchaser to use the LAETUS Assets Germany and the LAETUS Assets Italy as of the Effective Time.

4.4.6	After Closing and upon request of Purchaser, Seller 2 shall provide to Purchaser copies of the LAETUS Accounting Documentation which falls under the applicable statutory retention periods as of the Effective Time. Furthermore, Purchaser shall have the right to access the LAETUS Accounting Documentation upon prior notice during regular business hours as reasonably requested by Purchaser. “LAETUS Accounting Documentation” shall mean all books, records and other documentation relating to the LAETUS Items and the LAETUS Business and including (i) commercial books and commercial documentation (including any documentation and correspondence related to Seller 2’s customers, suppliers, agents, distributors, products, services and projects), (ii) documentation covering Seller 2’s current and past employees, Directors and Officers, inventories, records, (iii) documentation related to Seller 2’s current and past assets and liabilities (whether assumed by Purchaser or not), and (iv) Seller 2’s opening balance, annual accounts, and book keeping vouchers (in each case (i) through (iv) to the extent relating to the LAETUS Items or the LAETUS Business).

4.4.7	After Closing and upon request of Purchaser, Seller 2 shall use its best commercially reasonable efforts to support Purchaser in (but shall, for the avoidance of doubt not be liable for) obtaining all private and public permits issued and licenses granted to the owner of the LAETUS Items which are not automatically transferred to Purchaser by operation of law but must be re-granted or be expressly transferred to Purchaser.

4.5	Assumption of the LAETUS Liabilities Germany (including reference to LAETUS Unit Italy)

4.5.1	As of the Effective Time, Purchaser assumes by way of assumption of debt with full discharge of the original debtor (im Wege der befreienden Schuldúbernahme) the LAETUS Liabilities Germany and Seller 2 agrees to such assumption. The Parties acknowledge that the debt releasing effect of such assumption (die schuldbefreiende Wirkung ) vis-á-vis any third party requires the consent of the respective third party and that in the event such consent is not obtained, Section 4.8 shall apply.

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4.5.2	Except for the LAETUS Liabilities Germany, any liabilities assumed in connection with the transfer to Purchaser of the LAETUS Employment Contracts Germany, the LAETUS Contracts Germany and the LAETUS Unit Italy pursuant to Sections 4.6, 4.7 and 4.3, Purchaser shall not assume any other liabilities from Seller 2, irrespective of whether or not they pertain to the LAETUS Business,

4.5.3	Seller 2 shall hold harmless and indemnify Purchaser from any other liabilities of Seller 2, i.e. any liabilities of Seller 2 that are not transferred to Purchaser pursuant to this Agreement.

4.6	Transfer of the LAETUS Employees Germany

4.6.1	By operation of law (Section 613a BGB), Purchaser shall assume, with effect as of the Effective Time, all rights, obligations and liabilities arising from all permanent and non-permanent employment relationships (Arbeitsverhaltnisse) (the “LAETUS Employment Contracts”) of Seller 2’s employees who are exclusively or predominantly engaged in the LAETUS Business. As between the Parties, it is agreed that only the employment relationships of those employees listed in Annex 4.6.1 (including a separate list of the employees of the LAETUS Unit Italy) shall be transferred to Purchaser (the “LAETUS Transferred Employees”). Annex 4.6.1 correctly states for each LAETUS Transferred Employee the department, function/position and his or her date of birth,

4.6.2	Without undue delay after the Signing Date, Seller 2 shall inform the LAETUS Transferred Employees in text form (Textform) about the transfer of the LAETUS Business and the assumption of the LAETUS Employment Contracts in accordance with Section 6l3a para. 5 BGB essentially in the form as attached as Annex 4.6.2 or to the extent required by mandatory Italian law, pursuant to the equivalent Italian statutory provisions.

4.7	Assumption of the LAETUS Contracts Germany (including reference to LAETUS Unit Italy)

4.7.1	As of the Effective Time, Purchaser assumes by way of transfer of contract with Full discharge of the original debtor (im Wege der befreienden Vertragstibernahme) the LAETUS Contracts Germany, and Seller 2 agrees to such assumption. The Parties acknowledge that the debt releasing effect (die schuldbefreiende Wirkung) of such transfer of contract vis-á-vis any third party requires the consent of the respective third party and that in the event such consent is not obtained. Section 4.8 shall apply.

4.7.2	If after the Closing Date either Purchaser or Seller 2, as the case may be, receives from a third party any amount in part or in full to be paid under a LAETUS Contract Germany or a LAETUS Contract Italy which should, in accordance with the terms of this Agreement and, in particular with this Section 4.7, have been paid to the other Party, then the Party having received such amount shall forward it to the other Party as follows:

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4.7.2.1	Each of Seller 2 and Purchaser shall, by the end of each week provide to each other a statement showing the amounts of any such incorrect payment received by them.

4.7.2.2
The aggregate amounts shown on the weekly statements of Seller 2 and Purchaser shall be automatically set off against each other upon receipt of the respective weekly statements by Seller 2 and Purchaser, and the net amount owed by Seller 2 to Purchaser (or vice versa, as the case may be) shall become due and payable (fallig ) on the third (3rd) Business Day of the subsequent week.

4.7.2.3
Should Seller 2 and Purchaser, after having received the relevant weekly statements and after reasonable consultation, disagree as to the net amount to be paid pursuant to Section 4.7.2.2, then each of Seller 2 and Purchaser may request Price Waterhouse Coopers GmbH Wirtschaftsprufungsgesellschaft Munich— or in the event Price Waterhouse Coopers GmbH Wirtschaftsprüfungsgesellschaft Munich does not accept to act as expert a public accountant (Wirtschaftsprufer) appointed by the Institut der Wirtschaftsprüfer Düsseldorf — (the “Expert”) to determine the net amount payable pursuant to Section 4.7.2.2 with final and binding effect for both Parties. The Expert shall act as an expert (Schiecisgutachter) and not as an arbitrator (Schiedsdchter). The Expert shall also decide upon the final and binding allocation of his fees and expenses based upon the degree of success of both Parties. To the extent that the Expert requests any advance payment, Seller 2 and Purchaser shall make such advance payment in equal parts, such prepayment being taken into account by the Expert in his decision on the allocation of his fees and expenses.

4.7.2.4	Sections 4.7.2.1 through 4.7.2.3 shall apply from the Effective Time for a period of two (2) months.

4.7.2.5
After two (2) months from the Effective Time, Sections 4.7.2.1 through 4.7.2.3 shall apply mutatis mutandis with the proviso that such statements shall be produced on a monthly basis and that the respective net amount shall be due on the seventh (7th) Business Day of the subsequent month.

4.8	Third Party Consents and other Conditions

4.8.1	If and to the extent that the transfer of any LAETUS item to Purchaser requires the consent of a third party or is subject to any other condition, Seller 2 and Purchaser shall use their best commercially reasonable efforts to obtain such consent or to satisfy such condition without undue delay; in particular, the Parties will endeavor to obtain all consents of third parties which are required for the full and effective transfer (where applicable with debt releasing effect) of the LAETUS Item from Seller 2 to Purchaser pursuant to this Agreement.

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4.8.2	Seller 2 and Purchaser shall,
(i)	for the period after the Closing Date until the necessary consent has been obtained or the necessary condition has been satisfied, or

(ii)	for an indefinite period of time, if it is impossible or impracticable to obtain the consent of a third party or to satisfy a condition required for the effective sale and transfer of a LAETUS Item, for the purposes of their internal relationship (im Innenverhaltnis), conduct themselves in such a way as if the transfer of the respective LAETUS Item had fully and effectively taken place at the Effective Time. In these cases, Seller 2 shall, with regard to its external relationship (im Aubenverhältnis ), remain the owner of, debtor of, party to or responsible for the relevant LAETUS Item, as the case may be, but will continue to hold and be responsible for the relevant LAETUS Item in the internal relationship between Seller 2 and Purchaser for the account of Purchaser. With respect to any Contract of the LAETUS Items held by Seller 2 for the account of Purchaser, Purchaser will, vis-á-vis the other party of such Contract and with regard to its external relationship, perform such Contract, to the extent legally permissible, as subcontractor of Seller 2 for the account of Seller 2.
4.9	Preparation of Annexes

All Annexes of this Section 4 have been prepared as of the Accounting Date and will be updated as of three (3) Business Days prior to the Closing Date until the Closing Date.

5.	Sale and Assignment of the SSC Items

5.1	The SSC Items to be sold and transferred by the Sellers’ Parent Company, or by the SSC Companies holding such SSC Items, to Purchaser or to Purchaser’s Affiliates under the terms of this Agreement consist of:

5.1.1	the SSC Assets as defined in Annex 5.1.1;

5.1.2	the SSC Liabilities as defined in Annex 5.1.2;

5.1.3	the SSC Employment Contracts as defined in Section 5.5.1;and

5.1.4	the SSC Contracts as defined in Annex 5.1.4; (the SSC Assets, the SSC Liabilities, the SSC Employment Contracts and the SSC Contracts collectively the “SSC Items”).

5.2	All assets, liabilities and contracts of Sellers’ Parent Company or SSC Companies respectively not forming a part of the SSC Items (collectively the “SSC Excluded

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Items”) are expressly excluded from the sale and transfer to Purchaser. The SSC Excluded Items contain, in particular, any of the items set out in Annex 4.2.

5.3	Sale and Transfer of the SSC Assets

5.3.1	Sellers’ Parent Company hereby sells to Purchaser the SSC Assets and Purchaser accepts such sale.

5.3.2	At Closing, Sellers’ Parent Company shall transfer, or cause the SSC Companies holding such SSC Assets to transfer, as the case may be, to Purchaser or to an Affiliate of Purchaser, as the case may be, title to the SSC Assets as of the Effective Time pursuant to Section 11.6. If and to the extent that any retention of title rights exist in respect of the SSC Assets or the SSC Assets have been transferred to third parties by way of security transfer, Sellers’ Parent Company shall, at Closing, transfer, or cause the SSC Companies holding such SSC Assets to transfer, as the case may be, to Purchaser all contingent rights existing in favor of Sellers’ Parent Company or the SSC Companies with regard to such Assets as of the Effective Time.

5.3.3	At Closing, Sellers’ Parent Company or the respective SSC Company in possession of such SSC Asset shall grant Purchaser possession of the SSC Assets as of the Effective Time.

5.3.4	Immediately after the Closing Date, the Parties will undertake any further measures and make all declarations necessary in order to deliver the SSC Assets to Purchaser and to enable Purchaser to use the SSC Assets as of the Effective Time.

5.3.5	After Closing and upon request of Purchaser, Sellers’ Parent Company shall provide to Purchaser copies of the SSC Accounting Documentation which falls under the applicable statutory retention periods as of the Closing Date. Furthermore, Purchaser shall have the right to access the SSC Accounting Documentation upon prior notice during regular business hours as reasonably requested by it. “SSC Accounting Documentation” shall mean all books, records and other documentation relating to the SSC Items and including (i) commercial books and commercial documentation (including any documentation and correspondence related to SSC Companies’ customers, suppliers, agents, distributors, products, services and projects), (ii) documentation covering the SSC Companies’ current and past employees, Officers, Directors, inventories records, (iii) documentation related to SSC Companies’ current and past assets and liabilities (whether assumed or not by Purchaser), and (iv) SSC Companies’ opening balance, annual accounts, and book keeping vouchers (in each case (i) through (iv) to the extent relating to (i) the SSC Items, (ii) the HAPA Business or the LAETIUS Business of the SSC Companies or (iii) the 2005 Financial Information.

5.3.6	After Closing and upon request of Purchaser, Sellers’ Parent Company shall use, and cause the SSC Companies to use, best commercially reasonable efforts to support

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Purchaser to obtain all private and public permits issued and licenses granted to the SSC Companies with respect to the SSC Items which are not automatically transferred to Purchaser by operation of law but must be re-granted or expressly transferred to Purchaser.

5.4	Assumption of the SSC Liabilities

5.4.1	At Closing, Purchaser shall assume, or cause its Affiliates to assume, as the case may be, by way of assumption of debt with full discharge of the original debtor (im Wege der befreienden Schuldübernahme ) the SSC Liabilities, and Sellers’ Parent Company hereby undertakes to accept or to cause the SSC Companies to accept, as the case may be, such assumption as of the Effective Time pursuant to Section 11.6. The Parties acknowledge that the debt releasing effect of such assumption (die schuldbefreiende Wirkun) vis-á-vis any third party (other than the SSC Companies) requires the consent of the respective third party (other than the SSC Companies) and that in the event such consent is not obtained, Section 4.8 shall apply multatis multandls with the proviso that Sellers’ Parent Company shall be the responsible party on the SSC Companies’ side and that Purchaser shall be the responsible party on the respective transferee’s side.

5.4.2	Except for the SSC Liabilities and any liabilities assumed in connection with the transfer to Purchaser of the SSC Employment Contracts and the SSC Contracts pursuant to Sections 5.5 and 5.6, Purchaser shall not assume any other liabilities from the SSC Companies, irrespective of whether or not they pertain to the SSCs.

5.4.3	Sellers’ Parent Company shall hold harmless and indemnify Purchaser from any other liabilities of the SSC Companies, i.e. any liabilities of the SSC Companies that are not transferred to Purchaser pursuant to this Agreement.

5.5	Transfer of the SSC Employees, SSC Files, SSC IP

5.5.1	The Parties hereby undertake to use their best commercially reasonable efforts to transfer (or have the respective SSC Company transfer, as the case may be) the employment relationships (the “SSC Employment Contracts”) of those employees listed in Annex 5.5.1 (the “SSC Transferred Employees”) from the respective SSC Company shown in Annex 5.5.1 to Purchaser or to Purchaser’s Affiliates at Closing or as soon as possible after Closing pursuant to Section 11.6 with effect as of the Effective Time or as soon as possible thereafter. Annex 5.5.1 states for each SSC Transferred Employee the employing SSC Company, department, function/position and the date of birth.

5.5.2	Without undue delay after the Signing Date, Sellers’ Parent Company shall inform, or cause the SSC Companies to inform, the SSC Transferred Employees about the Transaction and the Parties’ intention to transfer the SSC Employment Contracts to Purchaser, and the Parties shall use their best commercially reasonable efforts to prepare the transfer of the SSC Transferred Employees pursuant to Section 11.6 or

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pursuant to the requirements under the applicable laws. For the avoidance of doubt, Closing and the consummation of the Transaction shall not depend on the effective transfer of any SSC Transferred Employee, and no Party shall be liable under or in connection with this Agreement if the envisaged transfer of any SSC Transferred Employee is not effectuated or only becomes effective after the Effective Time.

5.5.3	Sellers Parent Company shall allow, or cause the SSC Companies to allow, the SSC Transferred Employees to take with them, upon the effectiveness of their respective SSC Employment Tiansfer Deed, copies of the Files, records, documents, notes and databases to the extent they contain information that relates to their respective work for the SSCs in the HAPA and/or LAETUS Business (the “SSC Files”).

5.5.4	To the Best Knowledge of Sellers Group, the SSC Companies do not possess any relevant intellectual property rights required to carry out the business of the SSCs (the “SSC IP”). If, after the Effective Time, Sellers Group or the SSC Companies discover that the SSC Companies do possess such SSC IP, Sellers Group shall transfer, or cause the respective SSC Companies to transfer, such SSC IP to Purchaser free of charge,

5.6	Assumption of the SSC Contracts

5.6.1	At Closing, Purchaser shall assume, or cause its Affiliates to assume, as the case may be, by way of transfer of contract with full discharge of the original debtor (im Wege der befreienden vertragstilbernahme ) the SSC Contracts, and Sellers’ Parent Company undertakes to agree or to cause the SSC Companies to agree, as the case may be, to such transfer of contract as of the Effective Time pursuant to Section 11.6. The Parties acknowledge that the debt releasing effect (die schuldbefreiende Wirkung ) of such transfer of contract vis-á-vis any third party may require the consent of the respective third party pursuant to applicable law and that in the event such consent is required bul not obtained, Section 5.7 shall apply.

5.6.2	Section 4.7.2 shall apply mutatis mutandis with the proviso that Sellers’ Parent Company shall be responsible for the settlement of all net amounts on the part of Sellers Parent Company and the SSC Companies and their respective Affiliates.

5.7	Section 4.8 shall apply mutatis mutandis with the proviso that Sellers’ Parent Company shall be the responsible Party on Sellers’ Group and the SSC Companies’ side and Purchaser on the respective transferee’s side.

5.8	Preparation of Annexes

The Annexes of this Section 5 have been prepared as of the Accounting Date and will be updated as of three (3) Business Days prior to the Closing Date until the Closing Date.

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6.	Purchase Price

6.1	The preliminary aggregate purchase price for the HAPA AG Shares, the LAETUS Items and the SSC Items (collectively the “Purchased Items”) payable by Purchaser under this Agreement shall be EUR 25,750,000 (twenty-five million seven-hundred and fifty thousand euro) (the “Preliminary Aggregate Purchase Price") which has been preliminarily allocated by the Parties as follows:

6.1.1	the purchase price for the HAPA AG Shares (the “HAPA Purchase Price”) in the amount of EUR 13,209,920 (thirteen million two-hundred and nine thousand nine-hundred and twenty euro), plus

6.1.2	the purchase price for the LAETUS Items (the “LAETUS Purchase Price”) in the amount of EUR 9,179,080 (nine million one-hundred and seventy-nine thousand and eighty euro) (with the proviso that the amount of the LAETUS Purchase Price that corresponds to the respective amount of the Net Assets of LAETUS Italy as shown in the Reference Balance Sheet shall be allocated to LAETUS Italy), plus

6.1.3	the purchase price for the SSC Items (the “SSC Purchase Price”) in the amount of EUR 3,361,000 (three million three-hundred and sixty-one thousand euro). The SSC Purchase Price shall further be allocated to the SSC Companies pursuant to the respective amount of their Net Assets as shown in the Reference Balance Sheet,.

6.2	The Preliminary Aggregate Purchase Price as well as the HAPA Purchase Price, the LAETUS Purchase Price and the SSC Purchase Price will be adjusted in accordance with Section 9.

6.3	The amounts of the Preliminary Aggregate Purchase Price set out in Section 6. 1 and of the Final Purchase Price as determined pursuant to Section 9 are each net of any value added lax which, if any, shall be paid upon receipt of an invoice issued by the respective Seller in accordance with Section 27,2-2.

7.	Accounts

7.1	Annex 7.1 contains the financial statements of HAPA AG (resp. the HAPA Business of Romaco AG prior to its de-merger) for the fiscal years ended on August 31, 2003, August 31, 2004 and August 31, 2005 as well as the financial statements for the period from September 1, 2005 until the Accounting Date (the “HAPA AG Accounts").

7.2	Annex 7.2 contains the financial statements of Seller 2 for the LAETUS Business for the fiscal years ended on August 31, 2003, August 31, 2004 and August 31, 2005 as well as the financial statements for the period from September 1, 2005 until the Accounting Date (the “LAETUS Accounts”).

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7.3	Annex 7.3 contains the financial statements of each of the SSC Companies for the fiscal years ended on August 31, 2003, August 31, 2004 and August 31, 2005 as well as the financial statements for the period from September 1, 2005 until the Accounting Date (the “SSC Accounts”; the HAPA AG Accounts, the LAETUS Accounts and the SSC Accounts collectively the “Accounts”).

7.4	The Accounts have been produced in accordance with the Accounting Principles rather than the applicable local statutory accounting principles.

8.	Payment Terms

8.1	All payments under this Agreement shall be made to the following bank accounts:

8.1.1	Payments to Sellers Group:

Owner of Account:	Robbins & Myers Finance Europe by
1BAN:	NL15 ABNA 0501 1187 80
SWIFT Code:	AbNANL2AXXX

(the “Sellers’ Account”)
8.1.2	Payments to Purchaser:

Owner of Account:	Coesia S.p.A
Bank, Place:	Unicredit Banca S.p.A, Filiale Centro
Account Number:	3492026, Cod. C1N “A”, ABI 03226, CAB 02402
1BAN:	A032 2602 4020 0000 3492 026

(the “Purchaser’s Account”)
8.1.3	Payments to the Escrow Agent:

Owner of Account:	Berenberg Bank, Hamburg
(Account details to be obtained from the Escrow Agent between the Signing Date and Closing Date.)

(the “Escrow Account")

8.2	Purchaser shall pay the Preliminary Aggregate Purchase Price minus an amount of EUR. 3,500,000 (three million five-hundred thousand euro) (the “Escrow Amount”), thus an amount of EUR 22,250,000 (twenty-two million two-hundred and fifty thousand euro) (the “Net Preliminary Aggregate Purchase Price”) to Sellers’ Account at Closing pursuant to Section 11 .7.

8.3	Purchaser shall pay the Escrow Amount at Closing to Berenberg Bank, Hamburg (the “Escrow Agent”) pursuant to Section 11.8.

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8.4	The Parties agree that payment by Purchaser of the Escrow Amount into the Escrow Account shall release Purchaser vis-à-vis Sellers Group from its obligation to pay the Escrow Amount.

8.5	Sellers Group shall instruct the bank maintaining Sellers’ Account, and the Parties shall instruct the Escrow Agent, to confirm immediately upon receipt of payment of the Net Preliminary Aggregate Purchase Price or the Escrow Amount, respectively, such receipt by telecopy to Sellers’ Parent Company and to Purchaser.

8.6	If not stated otherwise in this Agreement any payments under this Agreement shall be made by wire transfer in immediately available funds, value as of the relevant due date set out in this Agreement or otherwise provided by law, free of bank and/or any other charges.

8.7	Unless provided for otherwise in this Agreement, any payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of actual payment at the rate of eight percent (8%) p.a. calculated as actual days divided by 360 (the “Contractual Interest Rate”).

8.8	Escrow Agreement

8.8.1	Prior to or at Closing, Sellers Group and Purchaser shall instruct the Escrow Agent to receive payment by Purchaser of the Escrow Amount as per an agreement in the form set forth as Annex 8.8.1 (the “Escrow Agreement”). For the avoidance of doubt, the payment of the Escrow Amount by Purchaser to the Escrow Account at Closing shall have fulfilling effect (Erfüllungswirkung) in the amount of the Escrow Amount. The Escrow Amount and the interest accrued thereon, each as available on the Escrow Account from time to time (collectively the “Escrow Balance”) shall serve as non-exclusive collateral for Purchaser with respect to any claims of Purchaser against Sellers Group under or in connection with this Agreement.

8.8.2	The Parties shall irrevocably instruct the Escrow Agent prior to or at Closing to disburse the Escrow Balance as laid down in the Escrow Agreement.

9.	Closing Adjustment

9.1	The Preliminary Aggregate Purchase Price shall be adjusted after Closing on the basis of the Closing Statement (the “Closing Adjustment”) as follows:

9.1.1	Purchaser shall pay the Net Asset Surplus, if any, to Sellers’ Account;

9.1.2	Sellers Group shall pay the Net Asset Shortfall, if any, to Purchaser’s Account, in each case within five (5) Business Days after the Closing Adjustment has become binding upon the Parties pursuant to Section 9.7 or Section 9.8, as the case may be.

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9.2	Closing Net Assets, Net Asset Surplus and Net Asset Shortfall shall be in the respective amounts shown in the Closing Statement and shall have the following meaning:

9.2.1	“Closing Net Assets” shall be the excess of the aggregate assets (including Cash of HAPA AG, if any) over the aggregate liabilities (including Financial Debt of HAPA AG, if any) shown on the Closing Statement.

9.2.2	“Net Asset Surplus” shall be the amount by which the Closing Net Assets exceed the amount of EUR 7,928,000 (seven million nine-hundred and twenty-eight thousand euro) (the “Accounting Date Net Assets”), if any.

9.2.3	“Net Asset Shortfall” shall be the amount by which the Closing Net Assets fall short of the Accounting Date Net Assets, if any.

9.3	Taking of Inventory

9.3.1	After Closing, Sellers Group shall draw up the Closing Statement. To that end, Purchaser shall permit Sellers Group and their respective representatives during normal business hours to have reasonable access to all of the Purchased Items and to examine and make copies of the books and records of HAPA AG and, to the extent relevant, the books and records relating to the Purchased Items for the purpose of preparing a proposed Closing Statement. Purchaser shall assist Sellers Group in connection with the physical inventory of the inventory included in the Purchased Items. Such Purchaser assistance shall mean, in the case of the inventory of HAPA AG and the LAETUS Assets, the taking of the inventory by Purchaser’s employees, with Sellers Group permitted to observe the taking of the inventory in a manner comparable to that of an independent auditor who was engaged to render an audit opinion with respect to the subject inventory.

9.3.2	With the respect to the taking of the inventory included in the SSC Assets, Section 9.3.1 shall apply mutatis mutandis with the proviso that such taking of inventory shall be conducted jointly be Sellers Group and Purchaser on the first Business Day after the Closing Date which is also a business day at the place such inventory is located.

9.4	Within thirty (30) Business Days after the Closing Date, Sellers Group shall deliver to Purchaser:

9.4.1	a statement in the form of, and consistent with, the reference balance sheet attached as Annex 9.4.1 (the “Reference Balance Sheet”) of the assets acquired and the liabilities assumed that consists of (i) the LAETUS Assets Germany, the LAETUS Assets Italy, the LAETUS Liabilities Germany and the LAETUS Liabilities Italy, (ii)the SSC Assets and the SSC Liabilities, (iii)the assets and liabilities of HAPA AG (including Cash and Financial Debt of HAPA AG, if any) each (i) through (iii) as of the Effective Time, and

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9.4.2	a schedule showing Sellers Group’s calculation of the Net Asset Surplus (or the Net Asset Shortfall, as the case may be) in accordance with the provisions of this Section 9
(such documentation referred to in Sections 9.4.1 and 9.4.2 collectively the “Closing Statement”).
9.5	Sellers Group shall further deliver to Purchaser within thirty (30) Business Days after the Closing Date for each of HAPA AG, the LAETUS Items and the SSC Items (per each SSC Company) a balance sheet as of the Closing Date prepared in accordance with local GAAP, showing the respective reconciliation with the Closing Statement.

9.6	The Closing Statement shall be prepared by Sellers Group in accordance with the Accounting Principles and practices as applied in connection with the preparation of the Reference Balance Sheet (including, for the avoidance of doubt, its notes). Notwithstanding the foregoing, the Closing Statement shall not include any liabilities paid after the Closing Date directly by any Seller or Affiliate of any Seller and any liability for which any Seller is specifically liable under other provisions of this Agreement (e.g. the Excluded Liabilities).

9.7	Purchaser may object to any of the information contained in the Closing Statement. Any such objection must be made by delivery of a statement of objections stating the basis of the objections with reasonable specificity to Sellers Group within fifty (50) days following receipt of the Closing Statement (the “Purchaser’s Objection”). If Purchaser does not so object to the Closing Statement within such 50-day period, the Closing Statement shall be considered final and binding upon the Parties. Upon request, Sellers shall permit Purchaser and its representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, any books and records that are relevant to the Closing Statement that are in the possession of Sellers or any of their agents and are useful for Purchaser and its representatives to review the Closing Statement.

9.8	In the event Purchaser and Sellers are unable to resolve a dispute or disagreement set forth in Purchaser’s Objection, either Party may elect, by notice to the other Party (given within thirty (30) days after Sellers Group’s receipt of Purchaser’s Objections), to have all such disputes or disagreements resolved by the Expert in accordance with the standards set forth in Section 4.7.2.3. The Expert shall act as an expert (Schiedsgutachter) and determine the Closing Statement with final and binding effect to the Parties. The Expert shall be instructed to perform its services within thirty (30) days after it has received the Closing Statement and Purchaser’s Objection and, in any case, as soon as practicable after receipt of these documents. Section 4.7.2,3 shall apply mutalis mutandis.

9.9	The Preliminary Aggregate Purchase Price adjusted in accordance with this Section 9 shall be the “Final Purchase Price”. The Parties agree that the Final Purchase Price is

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allocated among the HAPA Purchase Price, the LAETUS Purchase Price and the SSC Purchase Price as follows:
9.9.1	the SSC Purchase Price shall be the amount by which the SSC Assets exceed the SSC Liabilities, each as shown on the Closing Statement and shall be further allocated to the SSC Companies according to their respective amount of Net Assets as shown in the Closing Statement as it has become final and binding on the Parties;

9.9.2	except as otherwise provided in footnote 8 to the Reference Balance Sheet, the remaining amount of the Final Purchase Price shall be allocated between the HAPA Purchase Price and the LAETUS Purchase Price in the proportion of fifty-nine (59) percent to forty-one (41) percent.

9.9.3	For the avoidance of doubt, the sum of the HAPA Purchase Price, the LAETUS Purchase Price and the SSC Purchase Price, all as adjusted pursuant to this Section 9.9, shall not exceed the Final Purchase Price.

9.10	No Party shall take any action inconsistent with such allocation, including in filing any Tax returns.

10.	Closing Date

10.1	The consummation of the Transaction will take place at the closing in accordance with Section 11 (the “Closing”).

10.2	Closing will take place on March 31, 2006 or on such date as agreed between Sellers’ Parent Company and Purchaser (the “Closing Date).

11.	Closing

11.1	On the Closing Date, the Parties shall meet at the offices of Milbank, Tweed, Hadley & McCloy LLP, Munich at 10:00 a.m. CET, or at such other location or time as mutually agreed upon by the Parties and shall carry out the following actions in the order set out in Sections 11.2 through 11.8 (the “Closing Events”). Regardless of the order of the Closing Events set out below, each Closing Event shall only be deemed to have been carried out and become effective once all Closing Events have been carried out.

11.2	Sellers Group shall deliver to Purchaser the following:

11.2.1	the HAPA AG Share Certificate;

11.2.2	the letters of resignation of all the members of the board of directors of HAPA AG in the form attached as Annex 11.2.2.

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11.2.3	a confirmation signed by an authorized representative of Sellers’ Parent Company stating that since August 31, 2005 no circumstances have occurred which have, or are reasonably likely to have, a Material Adverse Effect, nor are such circumstances threatened against Sellers Group or HAPA AG.
11.2.4	a confirmation signed by an authorized representative of Sellers’ Parent Company, Seller 1 and Seller 2 stating that

11.2.4.1	(i) all consents, resolutions or waivers of third parties which are required for the execution or consummation by Sellers Group of this overall Agreement as such (i.e., for the avoidance of doubt, excluding any third party consents required for the sale or transfer of any individual Purchased Items other than the HAPA AG Shares) have been obtained, (ii)the other parties to the agreements listed in Annex 11.2.4.1 which have the right to terminate or modify or reject the assumption of such agreements as a consequence of the execution or consummation of this Agreement or any of the transactions contemplated herein have waived or stated in binding form the non-exercise of such rights or that, where this is not the case, that Sellers Group has, between the Signing Date and the Closing Date, used its best commercially reasonable efforts to obtain such waivers or statements in binding form of these other parties, (iii) there is no injunction or other court or governmental order prohibiting any Seller from consummating this Agreement or the transactions contemplated herein, and no application for such order is pending or threatened;
11.2.4.2	none of the major customers, agents and distributors of HAPA AG or the LAETUS Business of Seller 2 listed in Annex 11.2.4.2 has given, or threatened against Sellers Group or HAPA AG to give, notice of termination of their customer contractual relationship;

11.2.4.3	none of those key HAPA Transferred Employees or key LAETUS Transferred Employees or key SSC Transferred Employees listed in Annex 11.2.4.3 has given or threatened to give notice of termination of employment.

11.3	Purchaser shall deliver to Sellers Group a copy of the executed agreements by which (i) Purchaser has transferred (a) its rights to be transferred the LAETUS Items Germany to Blitz 139-05 GmbH, Munich and (b) its rights to be transferred the LAETUS Unit Italy to Laetus Italia Srl respectively, (ii) Blitz 139-05 GmbH and Laetus Italia Srl have assumed any and all liabilities and obligations under this Agreement relating to the sale and transfer of the LAETUS Items Germany and the LAETUS Unit Italy, respectively, by way of a collateral promise (Schuldbeitritt), and (iii) Blitz 139-05 GmbH irrevocably offers to assign its Refund Claim in accordance with Section 27.2.2 to Seller 2.

11.4	The relevant parties shall sign the OEM agreements attached as per Annex 11.4a (the “OEM Agreements”), the lease agreement attached as per Annex 11 .4b (the

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“LAETUS Lease”) and the transition services agreements attached as per Annex 11.4c (the “Transition Services Agreements”).

11.5	Seller 2 shall grant possession of the LAETUS Assets Germany which are movable assets (bewegliche Sachen) to Purchaser as follows:

11.5.1	To the extent possible, Seller 2 shall grant Purchaser real possession (tatsächliche Gewalt) to the LAETUS Assets Germany as of the Effective Time.

11.5.2	To the extent that Purchaser is already in a position to possess (in der Lage, die Gewalt über die Sache ausziüben) the LAETUS Assets Germany at Closing, Seller 2 and Purchaser shall agree on the transfer of the possession from Seller 2 to Purchaser pursuant to Section 854 para, 2 BGB as of the Effective Time.

11.5.3	To the extent that Purchaser does not obtain direct possession (unmittelbarer Besitz) of individual assets of the LAETUS Assets Germany at Closing as of the Effective Time, the delivery required in respect of the transfer of title to such assets shall be replaced by the agreement between Seller 2 and Purchaser that such assets are to be kept in safe custody from the Effective Time on by Seller 2 for Purchaser pursuant to Section 930 BGB.

11.5.4	To the extent that certain assets of the LAETUS Assets Germany are in the possession of third parties at Closing, delivery shall be replaced by Seller 2’s assignment to Purchaser of Seller 2’s right to possession pursuant to Section 931 BGB as of the Effective Time.

11.5.5	The relevant parties shall execute and deliver in notarized form the transfer documents for the LAETUS Unit Italy attached as Annex 11.5.5.

11.6	The relevant parties shall execute and deliver

11.6.1	the SSC transfer deeds attached as Annex 11.6.1 and

11.6.2	the SSC employment transfer deeds attached as Annex 11.6.2.

11.7	Sellers Group, Purchaser and the Escrow Agent shall execute and deliver the Escrow Agreement.

11.8	Purchaser shall pay (i) the Net Preliminary Aggregate Purchase Price to the Sellers’ Account and (ii) the Escrow Amount to the Escrow Account.

11.9	The Parties shall subsequently confirm to each other in writing (the “Closing Confirmation”) that all Closing Events have been duly fulfilled and that Closing has occurred.

11.10	Sellers Group may waive any of the confirmations or parts thereof as per Section 11.3 and Purchaser may waive any of the confirmations or parts thereof as per

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Section 11.2. Such waiver shall not prejudice any rights a waiving Party may have under or in connection with this Agreement.

11.11	In the event that any of the Closing Events has not occurred or been waived by September 30, 2006, each Party may withdraw from this Agreement by notice to the other Parties. The withdrawal shall be deemed void and shall not have any effect (i) if at the time when the notice is received by the other Parties all Closing Events have occurred or been waived or (ii) if the Party wanting to withdraw from this Agreement is responsible for the non-occurrence of such Closing Event. The effect of a withdrawal shall be limited to eliminating the obligations of the Parties to consummate this Agreement and shall not prejudice any claims a Party may have on the basis of any circumstances relating to the non-occurrence of any Closing Event.

12.	Representations and Warranties by Seller 1

12.1	Seller 1 hereby represents to Purchaser by way of an independent guarantee (selbständige Garantie) pursuant to Section 311 para. 1 BGB that the statements set forth in Annex 12.1 are complete and correct in all respects, in each case as of the Signing Date and the Effective Time, unless it is specifically provided for in the respective statement that such statement shall be made as of a different date.

12.2	At Closing, Seller 1 shall confirm all statements set forth in Annex 12.1 but shall be free to amend the Exhibits to Annex 12.1 to this Agreement on the Closing Date where necessary. Such amendments shall exclude any claims which Purchaser may have under Sections 15 with regard to representations made in Annex 12.1 as of the Signing Date which thereafter become incorrect or incomplete as of the Effective Time unless such incorrectness or incompleteness results from an action taken by Seller 1 which is not in compliance with Section 20.

12.3	It is understood by the Parties that (i) Seller 1 shall be liable for any breaches of the statements set forth in Annex 12.1 irrespective of any fault of Seller 1 (verschuldensunabhängig), and (ii) Seller l’s liability shall be subject to the modalities and limitations, including thresholds, deductibles and maximum amounts, set forth in this Agreement.

13.	Representations and Warranties by Seller 2

13.1	Seller 2 hereby represents to Purchaser by way of an independent guarantee (selbständige Garantie) pursuant to Section 311 para. 1 BGB that the statements set forth in Annex 13.1 are complete and correct in all respects, in each case as of the Signing Date and the Effective Time, unless it is specifically provided for in the respective statement that such statement shall be made as of a different date.

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13.2	At Closing, Seller 2 shall confirm all statements set forth in Annex 13.1 but shall be free to amend the Exhibits to Annex 13.1 to this Agreement on the Closing Date where necessary. Such amendments shall exclude any claims which Purchaser may have under Sections 15 with regard to representations made in Annex13.1 as of the Signing Date which thereafter become incorrect or incomplete as of the Effective Time unless such incorrectness or incompleteness results from an action taken by Seller 2 which is not in compliance with Section 20.

13.3	It is understood by the Parties that (i) Seller 2 shall be liable for any breaches of the statements set forth in Annex 13.1 irrespective of any fault of Seller 2 (verschuldensunabhängig), and (ii) Seller 2’s liability shall be subject to the modalities and limitations, including thresholds, deductibles and maximum amounts, set forth in this Agreement.

14.	Representations and Warranties by the Sellers’ Parent Company

14.1	Sellers’ Parent Company hereby represents to Purchaser by way of an independent guarantee (selbständige Garantie) pursuant to Section 311 para. 1 BGB that the statements set forth in Annex 14.1 are complete and correct in all respects, in each case as of the Signing Date and the Effective Time, unless it is specifically provided for in the respective statement that such statement shall be made as of a different date.

14.2	At Closing, Sellers’ Parent Company shall confirm all statements set forth in Annex 14.1 but shall be free to amend the Exhibits to Annex 14.1 to this Agreement on the Closing Date where necessary. Such amendments shall exclude any claims which Purchaser may have under Sections 15 with regard to representations made in Annex 14.1 as of the Signing Date which thereafter become incorrect or incomplete as of the Effective Time unless such incorrectness or incompleteness results from an action taken by Sellers’ Parent Company which is not in compliance with Section 20.

14.3	It is understood by the Parties that (i) Sellers’ Parent Company shall be liable for any breaches of the statements set forth in Annex 14.1 irrespective of any fault of Sellers’ Parent Company (verschuldensunabhängig), and (ii) Sellers’ Parent Company’s liability shall be subject to the modalities and limitations, including thresholds, deductibles and maximum amounts, set forth in this Agreement.

15.	Remedies of Purchaser

15.1	In the event that any of the statements of (i) Seller 1 in Annex 12.1 is incorrect or incomplete (a “Seller 1 Breach”) or (ii) Seller 2 in Annex 13.1 is incorrect or incomplete (a “Seller 2 Breach”) or (iii) Sellers’ Parent Company in Annex14.1 is incorrect or incomplete (a “Sellers’ Parent Company Breach”) (collectively the “Sellers Breaches”), Seller 1 or Seller 2 or Sellers’ Parent Company, as the case may be, shall put Purchaser in the same position it would have been in if the statement had

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been correct and complete, either by providing for such position by restitution in kind (Naturalrestitution), or, at Sellers Group’s election, by paying to Purchaser in cash the amount of Damages. If and to the extent such restitution in kind has not remedied such Sellers Breach within four (4) weeks after receipt of the respective Breach Notice, Purchaser shall be entitled to claim for payment of Damages.

15.2	“Damages” shall mean all claims, liabilities, damages, interests, fines, penalties, out of pocket costs (including reasonable legal accounting and other fees and expenses of professional advisers) and other losses, whether or not involving any Third Party Claims, which Purchaser would not have suffered if the respective statement of the respective member of Sellers Group had been correct and complete and which are directly caused at the level of HAPA AG, the LAETUS Items or the SSC Items by the Sellers Breach, i.e. excluding any indirect or consequential damages (Mangelfolgeschäden) or lost profits (entgangener Gewinn).

15.3	Any advantages of Purchaser, of HAPA AG or of the owner of the LAETUS Items or SSC Items resulting from a Sellers Breach (Vorteilsausgleich) and any rights of Purchaser, of HAPA AG or of the owner of the LAETUS Items or SSC Items against any third party for compensation of a Damage (such as insurance claims) shall be taken into account only as and when they have actually been received, unless Purchaser, HAPA AG or of the owner of the LAETUS Items or SSC Items cease to pursue all reasonable actions to receive such advantages or rights upon becoming aware of the facts causing such Sellers Breach, Should the amount of any claim of Purchaser, HAPA AG or of the owner of the LAETUS Items or SSC Items recoverable under an insurance policy not be recovered, Purchaser, upon Sellers Group’s compliance with Section 15.1 (Zug-um-Zug) undertakes to assign and transfer, or have assigned and transferred, any rights and/or claims Purchaser, HAPA AG or of the owner of the LAETUS Items or SSC Items may have under the insurance policy to Sellers’ Parent Company or its designee. Unless provided otherwise herein, Sections 249 through 254 BGB shall apply.

15.4	In the event that after Closing Purchaser obtains knowledge of a Sellers Breach, Purchaser shall as soon as reasonably practical after discovery of the relevant facts notify the respective member of the Sellers Group providing its reasoning for a potential claim as well as a description of the underlying facts in reasonable detail and an estimate of the claimed amount (the “Breach Notice”). Sections 377 HGB and 442 para. 1 BGB shall not apply. For the avoidance of doubt, the Parties agree that the fact that Purchaser has conducted a due diligence review or has obtained knowledge of any circumstances constituting a Sellers Breach in any manner shall not exclude, limit or prejudice the rights of Purchaser in any manner.

15.5	Third Party Claims

15.5.1	Purchaser shall as soon as reasonably practical (unverzüglich) give notice to Sellers Group of any claim, suit, action or proceeding brought by a third party in respect of

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which Purchaser may seek any remedy against any Seller hereunder (a “Third Party Claim”).

15.5.2	Sellers Group may opt to (i) satisfy Sellers Group’s liability in respect of the Third Party Claim or (ii) deliver to Purchaser without undue delay a written notice of disagreement with the Third Party Claim and/or the liability of Sellers Group, specifying in reasonable detail, based upon the information then available to Sellers Group, the nature and extent of the disagreement. Sellers Group may upon timely delivery of the notice of disagreement assume the defense against the Third Party Claim provided that Sellers Group acknowledges in writing Sellers Group’s obligation to fully indemnify Purchaser in respect of any costs and expenses incurred in conjunction with a Third Party Claim, including all court fees and reasonable lawyer fees and fees for experts and consultants; upon such assumption of the Third Party Claim, Sellers Group shall reimburse Purchaser for any out of pocket expenses and costs Purchaser was required to incur for defending itself against such Third Party Claim until its assumption by Sellers Group. Notwithstanding the foregoing provisions of this Section 15.5.2 to the contrary, if after assuming the defense of the Third Party Claim, Sellers Group discovers new information that indicates that the Third Party Claim was not the responsibility of Sellers Group in the first place under this Agreement, then Sellers Group may rescind and withdraw Sellers Group’s written acknowledgement of its obligation to indemnify Purchaser on account of such Third Party Claim (“Withdrawn Admission of Obligation to Indemnify”) provided that (i) Sellers Group can prove by clear and convincing evidence that Sellers Group is not liable under this Agreement in respect of the Third Party Claim that is the subject of the Withdrawn Admission of Obligation to Indemnify; (ii) Sellers Group complied with the provisions of Section 15.5.3 during the period that it was defending against such Third Party Claim; (iii) Sellers Group pays all the costs and expenses that it incurred during the period that Sellers Group was defending against such Third Party Claim and (iv) the statute of limitations of any claims of Purchaser pursuant to this Agreement in connection with the Third Party Claims is suspended (gehemmt) with effect of Purchaser’s notice pursuant to Section 15.5.1 up and until the Third Party Claim has been finally adjucated (rechtskräftig entschieden) or finally settled (verglichen). Purchaser’s right to initiate arbitration proceedings pursuant to Section 28.10 shall remain unaffected.

15.5.3	When defending against the Third Party Claim, Sellers Group or Purchaser, as the case may be, shall (i) select counsel of recognized standing and competence, (ii) at all times diligently pursue a favorable resolution, (iii) keep each other at all times informed about the status of defense measures, and (iv) comply with any reasonable request of the other Party with respect to the defense. Purchaser or Sellers Group, as the case may be, shall be allowed a reasonable opportunity to participate in the defense with its own counsel and at their own expense.

15.5.4	Each Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, the Third Party Claim, with the prior written consent of the other Parties, such consent not to be unreasonably withheld. The foregoing shall not

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apply to any Third Party Claim assumed by Sellers Group and for which Sellers Group has already reimbursed Purchaser pursuant to the second sentence of Section 15.5.2. Sellers Group shall not encumber any of the Purchased Items or agree to any restriction or condition to such settlement that would directly negatively apply to the Purchased Items and to HAPA AG.

16.	2005 Financial Information Adjustment

16.1	The “2005 Financial Information” consist of
16.1.1	the income statement of Romaco AG with respect to the HAPA Business for the fiscal year ended August 31, 2005 (“Fiscal 2005”), which is attached as Annex 16.1.1;

16.1.2	the income statement of Romaco Pharmatechnik GmbH with respect to the LAETUS Business for Fiscal 2005, which is attached as Annex 1.6.1.2;

16.1.3	the income statements of the SSC Companies for Fiscal 2005, which are attached as Annex 16.1.3 (the “SSC Financials”), and

16.1.4	certain line items from the SSC Financials with regard to the HAPA Business and LAETUS Business (the “SSC Financial Data ”) which is attached as Annex 16.1.4 and which consists of the sales of products and services of the HAPA Business and the LAETUS Business by the SSC Companies in Fiscal 2005 (the “2005 SSC Sales”), and

16.1.5	the salaries, bonuses and commissions and Benefits for the SSC Transferred Employees (“SSC Employee Costs ”). Sellers Group has delivered to Purchaser Annex 16.1.5 listing the SSC Transferred Employees and showing each SSC Transferred Employee’s salary, bonus and commissions and Benefits for Fiscal 2005 (the “SSC Transferred Employee Costs Schedule”). The Parties agree that the categories of costs to be included on the SSC Transferred Employee Costs Schedule are limited to salary, bonus and commissions, and Benefits. “Benefits” for purposes of the SSC Transferred Employee Costs Schedule means statutory social charges, healthcare, pension and, also, as to Mexico and as to the United States, the additional items identified for Mexico and the United States in the SSC Transferred Employee Costs Schedule. The information shown on the SSC Transferred Employee Costs Schedule shall be the SSC Employee Costs for purposes of Section 16. Sellers Group and Purchaser both agree that the list of transferred employees and categories of benefits included on Annex 16.1.5 are complete and accurate and not subject to challenge pursuant to Section 16. Purchaser may only challenge the SSC Transferred Employee Costs Schedule on the basis that the amounts stated on such Schedule as to an employee or a category of costs listed on such Schedule are understated.

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16.2	Sellers Group shall indemnify Purchaser as set out in Sections 16.2.1 through 16.2.8 for any inaccuracies or omissions in the 2005 Financial Information (collectively “Errors”) that (i) would lead to a reduction of the “Operating Income” as set forth in the 2005 Financial Information of the HAPA Business or the LAETUS Business (the “2005 EBIT”) and/or (ii) an SSC EBIT Error (as defined at Section 16.2.2) “Corrected 2005 EBIT” for purposes of this Agreement means the amount of the 2005 EBIT less the sum of (i) the reduction of the “Operating Income” of the HAPA Business or the LAETUS Business from that set forth in the 2005 Financial Information on account of Errors and (ii) the aggregate amounts of the SSC EBIT Errors.

16.2.1	If after Closing, Purchaser becomes aware of an Error that would result in a reduction of the 2005 EBIT, then Purchaser shall without undue delay notify Sellers’ Parent Company of the nature and the amount of the Error and approximately when and under which circumstances the Error was discovered providing a calculation of the 2005 Corrected EBIT (the “2005 EBIT Notice”). The Corrected 2005 EBIT shall take into account all notified Errors as well as all Errors that would have the effect of increasing the 2005 EBIT. The Corrected 2005 EBIT shall, however, not take into account any Error that reduces the 2005 EBIT of which Purchaser or Purchaser’s Affiliates had actual knowledge prior to the signing of this Agreement.

16.2.2	If and to the extent an Error relates to a reduction in SSC sales of products and services of the HAPA Business and/or LAETUS Business of the SSC Companies, then the amount of the Error shall be reduced to 20% of its amount. For example, if the SSC sales are overstated by EUR 2000, then the amount of the Error shall be reduced to 20% of EUR 2000, i.e. to EUR 400. The amount of any Error as determined pursuant to this Section 16.2.2 and/or Section 16.2.3 is an SSC EBIT error (“SSC EBIT Error”).

16.2.3	If and to the extent an Error relates to an understatement in SSC Employee Costs, then the amount of the Error shall be equal to the amount of such understatement. The amount of any Error as determined pursuant to this Section 16.2.2 and/or Section 16.2.3 is an SSC EBIT Error.

16.2.4	Sellers’ Parent Company may object to any of the information contained in the 2005 EBIT Notice. Any such objection must be made by delivery of a statement of objections stating the basis of the objections with reasonable specificity to Purchaser within thirty (30) days following receipt of the 2005 EBIT Notice (the “Sellers’ Objection”). If Sellers’ Parent Company does not so object to the 2005 EBIT Notice within such 30-day period, the Corrected 2005 EBIT shall be considered final and binding upon the Parties. Upon request, Purchaser shall permit Sellers’ Group and their representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, any books and records that are relevant to the 2005 EBIT and the Corrected 2005 EBIT and that are in the possession of Purchaser, Purchaser’s Affiliates or any of their agents and are useful for Sellers’ Group and their representatives to review the 2005 EBIT and the Corrected 2005 EBIT.

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16.2.5	In the event Purchaser and Sellers are unable to resolve a dispute or disagreement set forth in Sellers’ Objection, either Party may elect, by notice to the other Party (given within thirty (30) days after Purchaser’s receipt of Sellers’ Objections), to have all such disputes or disagreements resolved by the Expert in accordance with the standards set forth in this Section 16. The Expert shall act as an expert (Schiedsgutachter) and determine the Corrected 2005 EBIT with final and binding effect to the Parties. The Expert shall be instructed to use best efforts to perform their services within thirty (30) days after they have received the 2005 Corrected EBIT and Sellers’ Objection to it and, in any case, as soon as practicable after receipt of these documents. Sections 4.7.2.3 and 16.2.4 shall apply mutatis mutandis.

16.2.6	“2005 EBIT Reduction” shall be the amount by which the Corrected 2005 EBIT falls short of the 2005 EBIT, if any, minus a deductible (Freibetrag) of EUR 100,000 (one hundred thousand euro). Such deductible of EUR 100,000 shall only be taken into account once. The 2005 EBIT Reduction shall never be lower than zero (0).

16.2.7	Sellers Group shall pay to Purchaser’s Account within five (5) Business Days after the 2005 EBIT Reduction has become final and binding on the Parties pursuant to Sections 16.2.4 or 16.2.5, as the case may be, an amount equal to the product obtained by multiplying ten (10) times the 2005 EBIT Reduction.

16.2.8	If and to the extent an Error is taken into account in the determination of the 2005 EBIT Reduction such Error shall not lead to any further liability of Sellers Group under or in connection with this Agreement.
17.	Special Indemnifications
17.1  Environmental Indemnification
17.1.1	Sellers Group shall indemnify and hold harmless Purchaser from and against all Pre-Closing Environmental Liabilities incurred by Purchaser in connection with
17.1.1.1	the contamination of the soil of any real estate or premises currently or formerly used by HAPA AG or the LAETUS Business or the buildings or other fixtures on such real estate,

17.1.1.2	the presence of Hazardous Materials in the groundwater and/or the soil vapor (Bodenluft) originating from such real estate, or

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17.1.1.3	the disposal of any Hazardous Materials used, generated or stored at the premises or office facilities currently or formerly used or leased by HAPA AG or the LAETUS Business or any pollution of the groundwater caused thereby

(each such case an “Environmental Contamination”).

“Pre-Closing Environmental Liability” means any Damage resulting from the pollution or contamination by or disposal of any Hazardous Materials or violation of Environmental Laws in or under any property formerly or currently used, leased or operated by HAPA AG or the LAETUS Business prior to the Closing Date, irrespective of such violation resulting in any Environmental Contamination or not.

“Hazardous Materials” means any pollutants, contaminants or toxic substances or wastes that are defined as such or regulated under authority of any applicable laws, governmental ordinances, codes, rules, or regulations (“Environmental Laws”) relating directly to any matter with regard to pollution or contamination or protection of the soil, the air, ground water, surface water or land surface and nature, provided that such Environmental Laws are applicable as of the Closing Date in the respective jurisdiction as regards the real estate, the soil, the air, buildings, foundation and the ground water and surface water located in such jurisdiction.
17.1.2	The indemnification obligation of Sellers Group shall consist of any Pre-Closing Environmental Liability attributable to
17.1.2.1	such measures to investigate, protect, contain and clean-up Environmental Contaminations or investigate, eliminate, reduce or otherwise remedy dangers to the human health, natural resources or material assets which Purchaser is required to carry out by mandatory law pursuant to an Executable Order;

17.1.2.2	penalties, fines and other sanctions imposed by an Executable Order, and

17.1.2.3	any liability towards a third party which has been confirmed by an Executable Order.
17.1.3	“Executable Order” shall mean any executable (vollstreckbar) order of a court or administrative authority (Behörde) provided that the Purchaser shall notify Sellers Group without undue delay (itnverzüglich) of any such order and shall, upon the request of Sellers’ Parent Company and at Sellers’ Parent Company’s cost, take any remedial action (Rechtsbehelf) to prevent such order from becoming or remaining executable,

17.1.4	In the event that Purchaser obtains knowledge of an Environmental Contamination after the Closing Date, Purchaser shall as soon as reasonably practical (unerzüglich) after discovery of the relevant facts notify Sellers Group. For the defense against any claim, suit, action or proceeding brought by any third party, including public

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authorities, in connection with any Environmental Contamination, Section 15.5 shall apply mutatis mutandis.

17.1.5	Section 17.1 shall prevail over any statutory indemnification claims with regard to any Pre-Closing Environmental Liability, in particular Section 24 of the German Soil Protection Act (Bundes-Bodenshutzgesetz).
17.2       Taxes
17.2.1	The liability of Sellers Group with respect to Taxes shall exclusively be governed by this Section 17.2 unless explicitly stated otherwise in this Agreement.

17.2.2	With regard to the sale and transfer of the LAETUS Items and the SSC Items the Parties agree the following: Purchaser shall not assume any liability of the Sellers’ Group with respect to Taxes unless stated otherwise in this Agreement. Sellers’ Group shall hold harmless and indemnify Purchaser from any such Tax liabilities, i.e., any liabilities of Sellers’ Group that are not assumed by Purchaser pursuant to this Agreement. In particular, Sellers’ Group shall hold harmless Purchaser from any claims raised against Purchaser by a Tax Authority pursuant to Section 75 of the German General Tax Code (Abgabenordnug) or a comparable provision of foreign Tax law.

17.2.3	Seller 1 hereby represents to Purchaser by way of an independent guarantee pursuant to Section 311 para 1 BGB that for periods until and including the Closing Date the statements set forth in Annex 17.2.3 are complete and correct, in each case as of the Signing Date and the Closing Date.

17.2.4	Seller 1 shall indemnify and hold Purchaser harmless from and against any liability of HAPA AG for Taxes
(1)	relating to any tax period ending on or before the Closing Date (for the avoidance of doubt, any Swiss federal withholding tax (Verrechnungssteuer) that will be due or levied for transactions before or on the Closing Date shall be allocated to the time period in which the tax triggering event was effected, provided that such tax must be complied with payment); or

(2)	arising for periods until and including the Closing Date from a breach of a guarantee contained in Section 17.2.3
(the “Indemnifiable Tax “)

in each case (1) and (2) if and to the extent that (i) the aggregate amount of the Indemnifiable Tax exceeds the aggregate amount of all accruals, provisions or liabilities made for Taxes in the Closing Statement. Notwithstanding the above, Sellers Group shall not be liable for any Taxes (in particular, but not limited to, real estate transfer tax, turnover tax) payable by HAPA AG (or Purchaser) triggered by the conclusion of this Agreement or the consummation of the Transaction.

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17.2.5	Sellers Group shall not be liable for Taxes pursuant to this Section 17.2 if and to the extent such Taxes (i) result from any change in the accounting and taxation principles or practices, the exercise of any tax or accounting election right, or the amendment of any return, form and other statements required to be filed for Taxes which might be subject to an indemnification payment under this Section 17.2 (the “Tax Returns”) (including methods of submitting Tax Returns) introduced after the Closing Date, (ii) arise due to any transaction, merger, restructuring or other measure initiated by the Purchaser after the Closing Date, (iii) are the subject of a valid and enforceable claim for repayment or indemnification against a third party, or (iv) result from any change (including changes with retroactive effect) of the applicable legislation or practice of any Tax Authority.

17.2.6	If and to the extent that a circumstance which triggers Taxes for which an indemnification claim under this Section 17.2 exists in principle (deem Grande nacho) results in a reduction of the tax base of HAPA AG or Purchaser or any Affiliates of Purchaser (e.g., because of the lengthening of depreciation periods or higher depreciation allowances — Phasenverschiebungen) in a period or a portion thereof that ends on or before the Closing Date or in a period commencing thereafter (such reduction the “Reversal Effect”), Seller 1 ’s obligation pursuant to this Section 17.2 shall be reduced by the Tax benefit resulting from the Reversal Effect (the “Tax Benefit”). The Tax Benefit resulting from the Reversal Effect shall be calculated by applying a flat tax rate of 20% on the aggregate amount by which the tax base is reduced because of the Reversal Effect.

17.2.7	If and to the extent that HAPA AG, Purchaser or any Affiliates of Purchaser receives a Tax refund not reflected in the Closing Statements (deferred tax assets and liabilities are disregarded in this respect), the amount of such Tax refund shall be paid by Purchaser to Seller 1 within ten (10) Business Days following its receipt. A Tax refund shall be deemed received at the time it is received in cash or as cash equivalent (including by way of set-off against any Tax liability).

17.2.8	After the Closing Date, Purchaser shall prepare and make, and cause HAPA AG to prepare and make, when due all Tax Returns required to be filed for Taxes which might be subject to an indemnification payment under this Section 17.2 subject to the review and prior written consent of Seller 1. Purchaser shall ensure that any Tax Return will be furnished to Seller 1 no later than thirty (30) days prior to the due date of its filing. Seller 1 shall provide Purchaser with its comments without undue delay. Seller 1 shall be deemed to have given its consent to any Tax Return timely furnished to him if he had failed to review such Tax Return and to provide its comments to Purchaser or HAPA AG within three (3) weeks following the receipt (Zinging) thereof.

17.2.9	Payment of Indemnification
17.2.9.1	Any payment pursuant to Section 17.2 shall become due and payable five (5) Business Days prior to the due date of the relevant Tax, provided that

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Purchaser has provided without undue delay, and at the latest fifteen (15) Business Days prior to the due date of the relevant Tax, Seller 1 with all documentation (including copies of Tax assessments) necessary to reasonably assess the claim.

17.2.9.2	In the case of any Tax being appealed and to the extent that the Tax Authority has granted a payment relief until such Tax becomes final and binding (rechtskräftig), payment of such Tax to the Tax Authority will be considered due no earlier than on the date a final and binding determination to such effect is made by either the Tax Authority or a court of proper jurisdiction. If this is not the case, then Seller 1 shall make a respective advance indemnification payment to Purchaser. If the amount of the respective Tax finally assessed and to be paid is lower than the advance indemnification payment by Seller 1, then the difference shall be reimbursed by Purchaser, including all interest earned thereon, if any, within ten (10) days after the refund has been received in cash or as a cash equivalent (including by way of set-off against any Tax liability) by HAPA AG, Purchaser or any Affiliates of Purchaser
17.2.10	If (i) HAPA AG, Purchaser or any Affiliates of Purchaser receives any Tax assessment (Steuerveranlagung), or (ii) a Tax audit, dispute or administrative or judicial proceeding is announced or commenced which (in both cases (i) and (ii)) might give rise to a claim of Purchaser under this Section 17.2, Purchaser shall notify Sellers Group in writing. Such notice shall include copies of any notice or other document received from any Tax Authority in respect of any such tax assessment or audit and shall be given without undue delay, in any event, however, so timely prior to the commencement of any Tax audit or expiration of any period for appeal or other legal remedy to enable Sellers Group to participate in any such Tax audit or to request any appeal or other legal remedy with respect to the relevant Tax assessment within the applicable period available therefore. Neither Purchaser nor HAPA AG shall acknowledge any liability for Taxes for which Seller 1 might be liable under this Section 17.2 or agree to a settlement with the Tax Authorities regarding such Taxes without Seller 1’s prior written consent, which shall not be unreasonably withheld; for the avoidance of doubt and subject to Section 17.2.11, this shall not prohibit Purchaser and HAPA AG from paying any Taxes as they fall due under the law or by order of the Tax Authorities.

17.2.11	The Purchaser shall, and shall cause HAPA AG, (i) to give Seller 1 and its legal advisors (at the expense of Sellers Group) the opportunity to participate in any audits, disputes or administrative or judicial proceedings relating to any Tax for which Seller 1 might be liable under this Section 17.2, (ii) upon Seller 1’s written request and at its cost, to challenge and litigate any Tax assessment or other decision of any Tax Authority related to such Tax, (iii) to comply, unless legally prohibited, with instructions given by Seller 1 in relation to the conduct of the proceedings referred to in (i) and (ii) above (provided that any reasonable costs incurred by them in connection with such instructions shall be borne by Sellers Group), and (iv) not to

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accept or settle a dispute on a claim for a Tax for which Seller 1 might be liable under this Section 17.2 without Seller 1’s prior written consent.

17.2.12	If Purchaser has failed to comply with any of its obligations set forth in this Section 17.2, Seller 1 shall no longer be liable under this Agreement for the relevant Tax if and to the extent the relevant Tax were not payable had Purchaser complied with its obligations. The burden of proof whether Purchaser’s failure caused such effects shall be governed by applicable law (including any rules facilitating any such proof — Beweiserleichterungen), except that such burden of proof shall be on Purchaser with respect to the relevant Tax, if and to the extent that (i) a Tax assessment becomes binding and non-appealable and Purchaser or HAPA AG has failed to provide Seller 1 the opportunity to challenge or litigate, or to request Purchaser or HAPA AG to challenge or litigate, such Tax assessment in accordance with Section 17.2.11, (ii) the Tax matter has been acknowledged or settled (irrespective of whether in a Tax contest or by other means including so-called package deals) without the Seller 1’s prior written consent, (iii) Purchaser has failed to comply with any written instruction of Seller 1 regarding the relevant Tax audit, assessment or proceeding, (iv) Purchaser has failed, despite a prior written request by Seller 1, to grant Seller 1 and its legal advisors access to any documents, directors or employees materially relevant in connection with the defence against the Tax audit, assessment or proceeding, (v) Purchaser has failed to notify Seller 1 about (a) a final meeting in a tax audit dealing with Taxes which may have to be indemnified by Seller 1 under this Section 17.2, or (b) any other meeting with representatives of the Tax Authorities dealing with Taxes which may have to be indemnified by Seller 1 under this Section 17.2, in both cases (a) and (b) at least fifteen (15) Business Days or to the extent possible prior to the date on which such meeting takes place, or (vi) Purchaser has submitted a letter or similar document containing statements relating to Taxes which may have to be indemnified for under this Section 17.2 to a Tax Authority either without having informed Seller 1 or in violation of a written instruction of Seller 1 with respect to such documents. For the purpose of (iii) and (iv) of the preceding sentence, any request or instruction made in any meeting or conference and laid down in any written minutes thereof accepted in writing by the relevant Parties and their representatives shall be deemed to be in writing.
17.3	Employee Indemnification
17.3.1	Sellers Group shall indemnify and hold harmless Purchaser from any (i) HAPA Excess Employee Liabilities as defined in Section 17.3.2, (ii) LAETUS Excess Employee Liabilities as defined in Section 17.3.3 and (iii) SSC Excess Employee Liabilities as defined in Section 17.3.4.

17.3.2	“HAPA Excess Employee Liabilities” shall mean any costs and expenses incurred by Purchaser or HAPA AG which result from obligations vis-à-vis any HAPA Excess Employee, in particular any severance payments consistent with the respective employment agreement and applicable law (angemessene Abfindung), payments during termination periods, any salary payments for periods during which

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no termination is legally possible and payments of any other employee benefits. “HAPA Excess Employee” shall mean any employee of HAPA AG as of the Effective Time other than the employees listed in Annex 17.3.2 (the “HAPA Transferred Employees”),

17.3.3	“LAETUS Excess Employee Liabilities” shall mean any costs and expenses incurred by Purchaser which result from obligations vis-à-vis any LAETUS Excess Employee, in particular any severance payments consistent with the respective employment agreement and applicable law (angemessene Abfindung), payments during termination periods, any salary payments for periods during which no termination is legally possible and payments of any other employee benefits. “LAETUS Excess Employees” shall mean any employees that are transferred from Seller 2 to Purchaser pursuant to Section 613a BGB in excess of the LAETUS Transferred Employees (as defined in Section 4.6.1),

17.3.4	“SSC Excess Employee Liabilities” shall mean any costs and expenses incurred by the transferee (as set out in the respective SSC Employee Transfer Deed) which result from obligations vis-à-vis any SSC Excess Employees, in particular any severance payments consistent with the respective employment agreement and applicable law (angemessene Abfindung), payments during termination periods, any salary payments for periods during which no termination is legally possible and payments of any other employee benefits. “SSC Excess Employees” shall mean any employees that are transferred from the SSC Companies to such transferee in excess of the SSC Transferred Employees (as defined in Section 5.5.1),

17.3.5	Purchaser shall have no claim against Sellers Group if and to the extent Purchaser, HAPA AG or the respective transferees set out in the SSC Employee Transfer Deeds continues employing any HAPA Excess Employee, LAETUS Excess Employee or SSC Excess Employee, as the case may be, or does not give notice of termination (Beendigungskündigung) to such HAPA Excess Employee, LAETUS Excess Employee, SSC Excess Employee, as the case may be, without undue delay (unverzüglich).

17.3.6	For the defense against any claim, suit, action or proceeding brought by any third party in connection with any liability referred to in this Section 17.3, Section 15.5 shall apply mutatis mutandis,
17.4	Litigation Indemnification
Sellers Group shall indemnify and hold harmless Purchaser from and against all Damages resulting from claims with respect to the Purchased Items brought in a court of law or in forum of alternate dispute resolution and against any resulting judgment, court order or settlement if and to the extent (i) such claim relates to events that occurred prior to the Closing Date and (ii) such events are not dealt with under any other Section of this Agreement (in which case such other Section of this Agreement shall prevail over this Section 17.4). For the defense against any such claim Section 15.5 shall apply mutatis mutandis.

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17.5	Section 25 HGB Indemnification

17.5.1	Sellers Group shall indemnify and hold harmless Purchaser from and against all claims of third parties for which Purchaser becomes liable pursuant to Section 25 HGB but which should not have been assumed by Purchaser pursuant to this Agreement Sellers Group shall not be liable under this Section 17.5.1 if and to the extent such liability is related to any use of the firm name (Firma) “LAETUS” by Purchaser, Purchaser’s Affiliates or any of their respective Related Persons prior to the Effective Time.

17.5.2	Purchaser shall indemnify and hold harmless Sellers Group for any cost or damage resulting from the use of the firm name (Firma) “LAETUS” by Purchaser, Purchaser’s Affiliates or any of their respective Related Persons prior to the Effective Time.

17.6	Sections 38 para. 3 and 47 FusG and Section 333 para. 3 CO Indemnification

17.6.1	Sellers Group shall indemnify and hold harmless Purchaser from and against all claims of third parties for which Purchaser or HAPA AG becomes liable pursuant to Sections 38 para. 3 and 47 FusG as well as Section 333 para. 3 CO and which are not listed as HAPA Liabilities in the de-merger plan.

17.6.2	Should the amount of any claim of Purchaser or of HAPA AG recoverable based on Art 148 para. 2 CO (Rückgriff) not be recovered, Purchaser undertakes to assign and transfer, or have assigned and transferred, any rights and/or claims Purchaser or HAPA AG may have based thereon, upon the payment of any indemnification under this Section 17.6.

17.7	De-merger Indemnification

Sellers Group shall indemnify Purchaser for all and any costs related to the de-merger of HAPA AG, including but not limited to legal fees, auditors’ fees, notary fees and register of commerce fees which were allocated to HAPA AG unless such costs and fees have already been accrued in the Closing Statement.

17.8	Purchaser shall raise an indemnification claim pursuant to this Section 16 in writing providing its reasoning for such claim. Purchaser shall furthermore provide a description of the underlying facts in reasonable detail and an estimate of the claimed amount without undue delay after becoming aware of the facts underlying such claim (the “Special Indemnification Notice”).

17.9	Purchaser shall indemnify and hold harmless Sellers Group from and against all claims of third parties for which Romaco AG and/or FrymaKoruma AG become liable pursuant to 47 FusG and which are listed as, or attributable to, the liabilities of HAPA AG as set out in the demerger plan for the HAPA De-merger (the “HAPA FusG 47- Claims”). Purchaser shall not be obliged to indemnify and hold harmless Sellers Group to the extent that the HAPA FusG 47-Claims would have constituted Damages

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had the respective HAPA FusG 47-Claim been made against HAPA AG instead. Section 18.5.8 shall apply mutatis mutandis.
17.10	Accounts Receivable

If Purchaser determines in connection with its review of the Closing Statement that one or more accounts receivable are likely to be uncollectible which, for the avoidance of doubt is deemed to be the case if such an account receivable has not been collected within forty (40) days following the receipt of the Closing Statement by Purchaser (the “Doubtful Accounts”), then Sellers Group shall buy from Purchaser those Doubtful Accounts that Purchaser requests Sellers Group to buy (the “Repurchased Accounts”) at the face value of the Repurchased Accounts provided that Purchaser or Affiliates of Purchaser had tried to collect the Repurchased Accounts in the ordinary course of business. In addition, the cash paid for the Repurchased Accounts shall be substituted on the Closing Statement for the Repurchased Accounts and the reserve on the Closing Statement for doubtful accounts shall be eliminated. Purchaser agrees to cooperate in a reasonable manner with Sellers Group in Sellers Group’s attempts to collect the Repurchased Accounts.

18.	Limitation of Liability / Statute of Limitation / Default

18.1	To the extent legally permissible, all liability of Sellers Group for any explicit or implied representations, warranties, guarantees or other remedies which might exist under statutory law or otherwise other than those provided for in this Agreement are excluded. Furthermore, all other and further reaching rights and remedies of Purchaser which might exist under statutory law other than those provided for in this Agreement are excluded, except for (i) the claims for specific performance (Erfüllung) provided for in Section 3, Section 4 (except for Section 4.53), Sections 5 (except for Section 5.4.3) and Section 24.3, (ii) claims based on Sellers Group’s fraud (Arglist) or willful misconduct (Vorsatz). This applies to all rights and remedies and damages of any legal nature whatsoever (contractual, pre-contractual, tort or otherwise) and furthermore in particular to all rights and remedies which would result in the cancellation (Rückabwicklung) of this Agreement, or any right or remedy which would have a similar effect.

18.2	Any sum owed by the Sellers Group according to Sections 15 through 16 shall be reduced by any reserves shown in the Closing Statement to cover the specific loss or expenditure (Individualrückstellungen) or by the amount still available at such time of the generic reserves (Pauschalrückstellungen) covering the respective category pursuant to Section 265 para. 5 HGB.

18.3	Except for (i) Sellers Breaches of the representations in Sections 1–3 of Annex 12.1 or representations in Sections nos. 5.1 and 5.2 of Annex 13.1 or representations in Sections nos. 3.1 and 3.2 of Annex 14.1 (ii) indemnification claims pursuant to Section 17.2, (iii) claims based on Sellers Group’s fraud (Arglist) or willful misconduct (Vorsatz), or (iv) claims which may not be excluded or limited under

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applicable statutory law, the amount of the liability of Sellers Group under or in connection with this Agreement shall be limited as follows:
18.3.1	Sellers Group shall be liable for the Damages only and to the extent that the aggregate amount of all Damages first exceeds EUR 250,000 (two hundred and fifty thousand euro) (Freibetrag). For the avoidance of doubt, such deductible of EUR 250,000 shall only be taken into account once. The deductible set out in this Section 18.3.1 shall not apply to any claims pursuant to Section 16.

18.3.2	The aggregate amount of the liability of Sellers Group shall not exceed an amount equaling EUR 13,000,000 (thirteen million euro); provided Purchaser may assert claims in excess of such amount, but Sellers Group’s aggregate liability to pay is limited to EUR 13,000,000 (thirteen million euro).

18.4	The aggregate amount of the liability of Sellers Group under or in connection with this Agreement (except for claims referred to under Section 18.3 (iii) and (iv)) shall further be limited to the Final Purchase Price.

18.5	All claims of Purchaser under or in connection with this Agreement shall be time- barred (verjahren) as follows:

18.5.1	Claims of Purchaser based on a Sellers Breach with regard to a statement set forth in Sections 1 to 3 of Annex 12.1 shall be time-barred ten (10) years after the Closing Date.

18.5.2	Claims of Purchaser based on Sellers Group’s fraud (Arglist) or willful misconduct (Vorsatz} shall be time-barred in accordance with applicable statutory provisions.

18.5.3	Environmental indemnification claims of Purchaser based on Section 17.1 shall be time-barred five (5) years after the Closing Date provided Sellers Group or its Affiliates do not own, on the fifth (5th) anniversary of the Closing Date, such real estate or premises as (i) used by HAPA AG at the Effective Time or (ii) leased under the LAETUS Lease at the Effective Time and in each case (i) and (ii) which gives rise to the respective environmental indemnification claim. Should Sellers Group or its Affiliates continue to own any such real estate or premises, the respective environmental indemnification claim of the Purchaser shall be time-barred in accordance with applicable statutory provisions.

18.5.4	Tax indemnification claims of Purchaser based on Section 17.2 shall be time-barred six (6) months after (i) the relevant assessment (Veranlagung) which is not subject to a statutory reservation for review by the relevant authority (Vorbehalt der Nachveranlagung) has become final and binding (rechtskrqftig) or if such reservation for review has been revoked, or (ii) the applicable statutory limitation period for the relevant Tax.

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18.5.5	Employment indemnification claims of Purchaser based on Section 17.3 shall be time-barred six (6) months after the date at which the respective underlying claim of any third party vis-a-vis Purchaser becomes time-barred itself.

18.5.6	Litigation indemnification claims of Purchaser based on Section 17.4 shall be time- barred twenty-four (24) months after the Closing Date.

18.5.7	Section 25 HGB indemnification claims of Purchaser based on Section 17.5 shall be time-barred six (6) months after the date at which the respective underlying claim of any third party vis-a-vis Purchaser becomes time-barred itself.

18.5.8	Sections 38 para. 3 and 47 FusG as well as Section 333 para. 3 CO indemnification claims of Purchaser based on Section 17.6 shall be time-barred twelve (12) months after the date at which the respective underlying claim of any third party vis-a-vis Purchaser becomes time-barred itself.

18.5.9	Any other claims of Purchaser pursuant to or in connection with this Agreement (including the 2005 Financial Information Adjustment pursuant to Section 16 and the de-merger indemnification claim pursuant to Section 17.7) shall be time-barred twenty-four (24) months after the Closing Date.

18.5.10	For the avoidance of doubt, if a claim can be brought pursuant to more than one of the Sections 18.5.1 to 18.5.9, such claim shall only be time-barred upon the expiration of the longest applicable statute of limitation as per Section 18.5.

18.6	Any limitation period shall be suspended (gehemmt) with Purchaser providing any member of Sellers Group with a Breach Notice, 2005 EBIT Notice or Special Indemnification Notice (the “Notice”) provided, however, that a statement of claim (Klageerhebung) is made no later than six (6) months after receipt of such Notice. Sections 204 through 213 BGB shall apply.

18.7	Any amount payable pursuant to Sections 15 to 16 shall bear interest at the Contractual Interest Rate after the expiry of a ten (10) Business Days period upon the Purchaser providing a Seller with a Notice.

19.	Representations and Warranties by Purchaser

19.1	Purchaser has been duly established and validly exists as a stock corporation under the laws of the relevant jurisdiction. Purchaser has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of Purchaser have been given.

19.2	No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Purchaser, and there are no circumstances which would

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require or justify the opening of or application for such proceedings. Purchaser is neither illiquid (zahlungsunfdhig) nor over-indebted (überschuldet).
19.3	This Agreement constitutes (and all other documents executed by Purchaser under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

19.4	The execution and consummation of this Agreement and of the transactions contemplated therein by Purchaser does not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of Purchaser and is not subject to challenge (Anfechtimg) by any third party on any legal basis, including without limitation on the basis of any creditor protection laws.

19.5	In the event that Purchaser is in breach of any representation in Section 19.1 through the provisions in Section 15 shall apply mutatis mutandis Claims of any member of Sellers Group shall be time-barred eighteen (18) months after the Closing Date.

20.	Covenants and other Agreements

20.1	Conduct of Business between the Signing Date and the Effective Time

20.1.1	Until the Effective Time, Sellers Group shall properly conduct the HAPA Business and the LAETUS Business and the SSCs in their respective Ordinary Course of Business, without entering into any agreements or incurring any obligations, liabilities or indebtedness or taking any other action which, without the prior consent of Purchaser, may cause any of the statements contained in Annex 12.1,Annex 13.1or Annex 14.1 to become materially incorrect or incomplete.

20.2	In particular no Seller shall without the prior consent of Purchaser or as otherwise expressly provided in this Agreement,

20.2.1	adopt or permit the adoption of any shareholders resolution of HAPA AG or, as far as the LAETUS Business is concerned, of Seller 2, or, as far as the SSC Items are concerned, of Sellers’ Parent Company or its Affiliates;

20.2.2	sell, transfer, create any encumbrances on or otherwise dispose of any HAPA AG Shares, grant any options, warrants, pre-emptive rights, rights of first refusal or any rights relating to the HAPA AG Shares, create any new shares in HAPA AG or any other rights to purchase or obtain any of the HAPA AG Shares;

20.2.3	sell, transfer, pledge, mortgage, lease or otherwise dispose of (i) any assets of HAPA AG, (ii) any LAETUS Assets, or (iii) any SSC Assets, in each case having a value in excess of EUR 20,000 (twenty thousand euro) provided, however, nothing

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in this clause is intended to restrict the sale of products or services of a particular business in the Ordinary Course of Business;

20.2.4	(i) hire any additional personnel for HAPA AG, the LAETUS Business or with respect to the SSC Items, except for any personnel required to replace any terminated employees, Directors or Officers, or (ii) increase the rate of compensation payable, or to become payable, to any employee, Director or Officer of HAPA AG, of the LAETUS Business or with respect to the SSC Items other than increases required by law or by any contract existing as of the Signing Date and properly disclosed to Purchaser;

20.2.5	terminate or waive any rights of HAPA AG, of Seller 2 as far as related to the LAETUS Items, or of a SSC Company as far as related to the SSC Items, and in each case having a value in excess of EUR 20,000 (twenty thousand euro);

20.2.6	enter into any agreement or make any other transaction in which HAPA AG is a party or relating to LAETUS Items or to the SSC Items and, in each case, which
(a)	is outside the Ordinary Course of Business;

(b)	involves payments or expenditures by HAPA AG or Seller 2 with respect to the LAETUS Items or by a SSC Company with respect to the SSC Items, in each case in excess of EUR 50,000 (fifty thousand euro);

(c)	has a term of more than six (6) months or the termination of which requires a notice period of more than three (3) months;

(d)	results in a guarantee or suretyship for the benefit of a third party;

(e)	is on any terms that are not at arm’s length;

(f)	provides for a change of control clause and/or unlimited liability;
20.2.7	delay or accelerate the payment of any amount due to HAPA AG or to Seller 2 with regard to the LAETUS Items or to a SSC Company with regard to the SSC Items by its respective suppliers or customers (or vice-versa), or solicit or agree to, the extension or acceleration of the payment terms otherwise applicable to any such suppliers or customers (or vice-versa);

20.2.8	change its accounting methods, principles or practices (including, without limitation, any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves) with respect to HAPA AG, the LAETUS Items or the SSC Items;

20.2.9	omit, wholly or partially, with respect to HAPA AG, the LAETUS Items or the SSC Items, the payment of any Taxes, compensation to employees, social security

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contributions or similar payments or benefits becoming due in the aforesaid period unless being contested as permitted under applicable law;

20.2.10	with respect to HAPA AG, the LAETUS Items or the SSC Items, increase or decrease its inventory to a level outside the Ordinary Course of Business;

20.2.11	adopt or increase payments to, or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severances or other employee plan for or with any LAETUS Transferred Employee or HAPA Transferred Employee or SSC Transferred Employee;

20.2.12	enter into any agreement with any Director or Officer of HAPA AG, Seller 2 or a SSC Company — however with respect to Seller 2 and the SSC Companies only if the employment or service agreement of such Director or Officer is transferred to Purchaser — which increases the compensation due to such Director or Officer as of or after the Signing Date, or

20.2.13	agree to be bound to do any of the foregoing.

20.3	Sellers Group shall ensure (stehen dafür ein) that until the Effective Time HAPA AG, Seller 2 as regards the LAETUS Business and the SSC Companies as regards the SSC Items shall, without the prior consent of Purchaser, (i) not take any actions which go against maintaining their relationships with customers, agents, distributors and employees, (ii) preserve the assets of HAPA AG, the LAETUS Assets and the SSC Assets in good working condition, reasonable wear and tear excepted, and (iii) maintain the insurance for the respective business at the level existing as of the Signing Date.

20.4	Any consent of Purchaser required under Section 20.1 through Section 20.3 shall be requested and given in text form (Textform) and shall be deemed to have been obtained if any of the individuals listed in Annex 20.4.1 (or such other individuals as previously notified to Purchaser one week in advance) has requested Purchaser to consent to such action by email to any of the individuals listed in Annex 20.4.2 with a copy to ulrich.goebel@twobirds.com (or to any such other individuals/emails as previously notified to Sellers Group one week in advance), and Purchaser has not objected in writing or by email to the requesting individual, with copy to joe.rigot@thompsonhine.com, within seven (7) Business Days following such request. Sellers Group shall not be liable under or in connection with this Agreement for any consequences resulting from the fact that Purchaser does not consent to an action for which consent has been requested pursuant to this Section 20.4.

20.5	Between the Signing Date and the Effective Time, Sellers Group undertakes to notify Purchaser without undue delay (umverzüglich) of any event which is or may constitute a Sellers Breach and which has, or is reasonably likely to have, a Material Adverse Effect.

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20.6	Access to Information

Seller 1 shall procure that as from the Signing Date HAPA AG and Romaco AG provide, and Seller 2 and Sellers’ Parent Company and its Affiliates shall equally provide, each individually, to Purchaser and its professional advisers full access during normal business hours to all of their properties, assets, books, financial statements and book keeping vouchers, tax returns, contracts (including contracts with agents, distributors, employees and customers), permits, records and other documents and data for any period up to the Closing Date and furnish to Purchaser all such documents and information which Purchaser reasonably requests and which, in each case, relate to HAPA AG, the HAPA Business, the LAETUS Items, the SSC Items or the 2005 Financial Information.

21.	Guarantees of Sellers’ Parent Company

Sellers’ Parent Company hereby irrevocably, unconditionally and without exception guarantees the fulfillment of any and all obligations or liabilities of Seller 1 and/or Seller 2 arising under this Agreement.

22.	Non-Compete

22.1	For a period of five (5) years after the Closing Date, Sellers Group shall refrain, and shall ensure that Sellers Group’s Affiliates refrain, from competing, directly or indirectly, in the HAPA Business or LAETUS Business as of the Closing Date in the respective territories as listed in Annex 22.1. This obligation shall include that Sellers Group and Sellers Group’s Affiliates

22.1.1	shall for the purpose of avoiding migration of HAPA Business or LAETUS Business related know-how, not solicit or encourage its Directors and Officers to serve for a Competitor as Director or Officer, consultant, contractor or otherwise; and

22.1.2	shall not hold, directly or indirectly, any interests in a Competitor, except for shares or other interests (e.g. options or convertibles) in publicly listed corporations (for which the HAPA Business and LAETUS Business is not the core business) which represent a capital participation of less than five (5) percent of the voting capital of such Competitor;

22.1.3	shall not influence or attempt to influence any customer, supplier, employee, consultant, Director, Officer, agent or distributor or other third party maintaining a contractual or other business relationship with the HAPA Business, with the LAETUS Business or with the SSC Items to terminate or discontinue such contractual or other business relationship or to have such people work for Sellers Group. Sellers Group’s Affiliates or a Competitor or to reduce the volume of goods or services provided thereunder; or

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22.1.4	shall not solicit or attempt to solicit the service or employment of current or future Directors and Officers or employees of the HAPA Business, of the LAETUS Business or of the SSC Items.

22.2	Nothing in this Agreement shall prevent any Seller or any Affiliate of any Seller from:

22.2.1	acquiring any diversified entity or business which has a constituent part which at the time of acquisition is engaged in a Competitive Business, if the Competitive Business represents less than ten percent (10%) of the most recent annual sales of the acquired entity or business; it being the intention of the parties that no Seller and no Affiliate of any Seller shall be prevented from purchasing a holding company or some other group of companies merely because one of the minor companies or divisions thereof being acquired is engaged in a Competitive Business; provided, however, that if such acquired entity or business had prior to the acquisition, or at anytime after the acquisition Sellers Group and Sellers’ Affiliates have, more than EUR 2,000,000 (two million euro) in annual revenues from a Competitive Business, then Sellers’ Parent Company shall within fifteen (15) months after the occurrence of either of the foregoing, dispose, or cause Sellers Group to dispose, of the business which is a Competitive Business and Sellers’ Parent Company’s obligation to dispose of such business which is a Competitive Business shall continue even if the obligation not to compete as set forth in this Section terminates prior to the end of such 15-month period; or

22.2.2	selling products of a Competitive Business if the products are incidental parts or components of another product of any Seller or an Affiliate of any Seller.

“Competitor” shall mean any individual person or legal entity which conducts any business activities which are in competition with the HAPA Business or the LAETUS Business (the “Competitive Business”) conducted at any time during the term of the non-compete obligation.

22.3	The Parties agree that in the case of a breach by a Seller or Sellers Group’s Affiliates of the non-compete obligation the remedies available to Purchaser under this Agreement may eventually not be sufficient to hold Purchaser fully harmless against the detriments suffered therefrom, Purchaser shall be entitled to enforce any claims for specific performance by any member of the Sellers Group of the non-compete obligation (Unterlassungs- und Beseitigungsanspriüche) by injunctive relief (einstweiliger Rechlsschitlz) pursuant to the applicable statutory regulations.

22.4	Sellers Group shall, in addition to any other remedies of Purchaser under this Agreement or law, pay to Purchaser a contractual penalty of:

22.4.1	EUR 150,000 (one hundred and fifty thousand euro) for each case of a material willful and knowing (vor-sälzlich) breach by any member of Sellers Group or Sellers Group’s Affiliates of the non-compete obligation; or

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22.4.2	EUR 150,000 (one hundred and fifty thousand euro) for each case of a material breach by any member of Sellers Group or Sellers Group’s Affiliates of the non- compete obligation, provided Purchaser gave notice of breach to Sellers’ Parent Company and the breach was not cured within such thirty (30)-day period; or

22.4.3	EUR 50,000 (fifty thousand euro) for each case of a breach by any member of Sellers Group or Sellers Group’s Affiliates of the non-compete obligation, provided Purchaser gave notice of breach to Sellers’ Parent Company and the breach was not cured within such thirty (30) day period.

22.5	Should the non-compete covenant provided for in Section 22.1 be or become invalid with respect to the scope of its term, region or subject matter, the invalid provision shall be replaced by a valid provision which shall have the closest economic effect legally permissible.

23.	Merger Notification

The transaction contemplated by this Agreement has already been notified to and approved by the FCO. A copy of respective letter from the FCO is attached as Annex 23.

24.	Transition of Business

24.1	Without prejudice to the rights of the Parties under this Agreement, Sellers Group and Purchaser shall cooperate after the Closing Date and use their best commercially reasonable efforts to provide for the smooth transition of HAPA AG, the LAETUS Items and the SSC Items to Purchaser, In particular, Sellers Group shall forward all communication it receives with respect to the Purchased Items, the HAPA Business or the LAETUS Business (including telephone calls and e-mail requests) to Purchaser, or inform Purchaser of such received communication, without undue delay (unverzüglich).

24.2	Sellers Group undertakes to refrain, after Closing, from using any brand, trade or business names or similar (verwechshungsfähige) names transferred to Purchaser as part of the HAPA Business, the LAETUS Items or the SSC Items for Sellers Group’s or Sellers Group’s Affiliates’ own business purposes and from granting a right to use such name to any third party.

24.3	The Parties agree that, except as set forth in this Agreement (including, for the avoidance of doubt, the notes to the Reference Balance Sheet), all agreements and arrangements between Sellers Group and Sellers Group’s Affiliates on the one side and Purchaser and HAPA AG on the other side “Intra-Group Agreements” shall be terminated with no further liability on any party on any Intra-Group Agreement. The Parties undertake that, except as set forth in this Agreement (including, for the avoidance of doubt, the notes to the Reference Balance Sheet), as from the Effective

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Time, no party of any Intra-Group Agreement will have any claim whatsoever against any other party of such agreement or any of such other party’s Directors of Officers or employees. If after Closing Date any such claim or liability arises, the Parties shall procure that the party under the Intra-Group Agreement having such claim or liability shall waive, on demand of the other Parties, all rights against the other Parties and their Directors and Officers or employees in respect of such claim or liability.
25.	Confidentiality and Public Announcements

25.1	“Confidential Information” shall mean any content of this Agreement and any and all information created, transferred, recorded or employed as part of, or otherwise resulting from any activities undertaken pursuant to, this Agreement, including business, organizational, technical, financial, marketing, operational, regulatory or sales information of Sellers Group, Sellers Group’s Affiliates, Purchaser or Purchaser’s Affiliates.

25.2	The Parties undertake to treat all Confidential Information strictly confidential and to refrain from disclosing it to any third parties, unless such Confidential Information is or has already been

25.2.1	made available by the disclosing Party for general release independent of the receiving Party;

25.2.2	made public as required by law, court proceedings or stock exchange regulations;

25.2.3	made part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

25.3	A receiving Party may disclose Confidential Information to its Affiliates and its or its Affiliates’ Directors and Officers, employees and professional advisers (the “Secondary Recipients”), provided that such Secondary Recipients are — either on the basis of their employment or service contracts, enforceable rules of conduct or individual confidentiality undertakings — subject to confidentiality obligations with respect to such Confidential Information equivalent in scope and nature to the confidentiality obligations of the receiving Party hereunder. At the disclosing Party’s written request, the receiving Party shall inform the disclosing Party in writing about (i) the identity of any Secondary Recipients to which the receiving Party has disclosed any Confidential Information, (ii) the basis, scope and nature of such Secondary Recipient’s confidentiality obligations and (iii) the Confidential Information disclosed to the Secondary Recipient, Each Party which has disclosed Confidential Information to a Secondary Recipient shall be liable for the disclosure of such Confidential Information to any third party by such Secondary Recipient which is in violation of such Secondary Recipient’s confidentiality obligations.

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25.4	Upon Closing, Purchaser is released from all confidentiality obligations to the extent that any information deemed Confidential Information relates to the HAPA Business, HAPA AG, the LAETUS Business or the SSCs without relating to any business retained by any Seller or by any Seller’s Affiliate.

25.5	For the purpose of this Section, the reference to Party shall also connote the plural, as the case may be.

25.6	Sellers’ Parent Company and Purchaser undertake to agree on a joint press release. If no agreement has been reached by the end of the third (3rd) Business Day after the Signing Date, each Party shall be free to publish its own press release on information other than Confidential Information that has not yet been disclosed pursuant to this Section 25.

26.	Notices

26.1	All notices and any other kind of communication under or in connection with this Agreement shall be made in writing and shall be sent by fax, registered mail or courier to the following addresses:
If to Seller 1, Seller 2 or Sellers’ Parent Company, to:
c/o Robbins & Myers, Inc.
1400 Kettering Tower
Dayton, OH 45423
Fax: +1-937-225-3314
Attention: Kevin J. Brown, Vice President and Chief Financial Officer of
Robbins & Myers, Inc.
with a copy to
Thompson Hine LLP
2000 Courthouse Plaza N.E.
P.O. Box 8801
Dayton, OH 45401-8801
Fax: +1-937-443-6635
Attention: Joseph M, Rigot, Esq.
If to Purchaser, to:
G.D, S.p.A.
Via Battindarno 91

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40133 Bologna
Italy
Fax: +39-051-6474407
Attention: Claudio Malpensi, Director of Strategic Planning and New Business
Development
with a copy to
Bird & Bird
Pacellistrabe 14
80333 Munich
Germany
Fax: +49-89-35816011
Attention: Dr. Ulrich Goebel
or to such other recipients or addresses which have been received by the notifying Party pursuant to this Section 26.1 no later than three (3) Business Days prior to the notification such Party intends to make hereunder.
26.2	The receipt of a copy by the persons indicated above as recipients of copy shall not constitute receipt of such document by the respective Party.

27.	Costs and Expenses

27.1	Unless stated otherwise in this Agreement, all costs, including fees, expenses and charges, in connection with the preparation, negotiation, execution and consummation of this Agreement or the transactions contemplated herein, including, without limitation, the fees and expenses of professional advisors, shall be borne by the Party commissioning such costs. The fees for the clearance of the merger contemplated under this Agreement by the FCO shall be evenly split between Sellers Group and Purchaser.

27.2	Turnover Tax

27.2.1	The Aggregate Purchase Price and the Closing Adjustment, if any, shall be net of any turnover tax. Any turnover tax triggered by the Signing or Closing of this Agreement (including, for the avoidance of doubt, any agreement executed to consummate the Transaction) shall be paid by Purchaser to the respective Seller within five (5) Business Days after receipt (Zugang) of an invoice issued by such Seller; such invoice has to fulfill the requirements, if any, of the respective turnover tax laws of the respective jurisdiction in which the turnover tax has been triggered.

27.2.2	Without prejudice to Section 27.2.1, with regard to the sale of the LAETUS Items, the following shall apply with respect to any German turnover tax triggered by the Signing or Closing of this Agreement (including, for the avoidance of doubt, any

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agreement executed to consummate the Transaction): It is the current understanding of the Parties that the Transaction with regard to the sale of the LAETUS Items constitutes the sale of a business (Geschäflsverßuferung) within the meaning of Section 1 para, la of the German Turnover Tax Code (Umsatssleuergesetz) (“UStG”) and is therefore not subject to German turnover tax. If, contrary to the understanding of the Parties, the competent German tax office takes the position that the Transaction is wholly or in part subject to German turnover tax, the Purchaser shall pay such German turnover tax payable by any Seller to Sellers Group within five (5) Business Days after receipt (Zugang) of an invoice issued by the relevant Seller in accordance with the relevant provisions of the UStG; any dispute between the Parties over the tax base and its breakdown for German turnover tax purposes shall be settled after Purchaser’s payment of the respective Tax in accordance with Section 27.2.1 pursuant to Section 4 7.2.3 which shall apply mutatis mutandis. Prior to the Closing Date, Purchaser shall cause Blitz 139-05 GmbH to assign to Seller 2 on account of performance (erfullungshalber) its claim to refund of turnover tax (Vorsteuererstattungsansruch) relating to the taxable period of the consummation of the Transaction (i.e. the period in which Purchaser is entitled to deduct or have the respective input turnover tax refunded) (“Refund Claim”) up to the amount of the German turnover tax payable by any Seller as a result of the consummation of the Transaction; Blitz 139-05 GmbH and Seller 2 shall notify the competent German tax office(s) about such assignment in accordance with Section 46 of the German General Tax Code (Abgabenordnung) without undue delay after the Closing Date. To the extent that (i) the assignment of the Refund Claim is not valid, or (ii) the assigned Refund Claim is not due when the turnover tax is payable by the Seller with respect to the Transaction or (iii) the assigned Refund Claim falls short of the amount of the German turnover tax payable by Seller with respect to the Transaction, Purchaser shall remain obliged to pay such amount to Seller in cash pursuant to sentence 3 of this Section 27.2.2.

28.	Miscellaneous

28.1	All Annexes to this Agreement constitute an integral part of this Agreement. In the case of a conflict between any Annex and the provisions of this Agreement, the provisions of this Agreement shall prevail.

28.2	This Agreement and the Annexes shall comprise the entire agreement between the Parties concerning the subject matter hereof and shall supersede and replace all prior oral and written declarations of intention made by the Parties in respect thereof Unless provided for otherwise in this Agreement (including, for the avoidance of doubt, its Annexes), any liability and claims of the Parties and of the SSC Companies in connection with the Transaction shall exclusively be governed by this Agreement, and this Agreement shall prevail over any other agreement between the Parties, including the transfer documents referred to in Section 11.5.5, the SSC transfer deeds

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and the SSC employment transfer deeds referred to in Sections 11.6.1 and 11.6.2, respectively.

28.3	Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing (Schriftform), unless another form is required by mandatory law.

28.4	The headings in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. Except as set forth otherwise, all references to “Section” or “Annex” refer to the corresponding Section or Annex of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” shall not limit the preceding words or terms and the respective enumeration shall be conceived as exemplary and not as exclusive or exhaustive. Wherever this Agreement requires the disclosure of or otherwise refers to a contract or other agreement, such disclosure requirement or other reference shall apply to and include all ancillary agreements, amendments, side letters, waivers and similar documents, if any, related thereto. The term “complete and correct” shall also connote that the relevant statement is also not misleading.

28.5	If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions. If the English legal meaning differs from the German or Swiss (as the case may be) legal meaning of this Agreement and its terms, the German or Swiss (as the case may be) meaning shall prevail.

28.6	Without the prior written consent of the other Parties, no Party shall be entitled to assign any rights or claims under this Agreement. Sellers Group hereby consents to the assignment of any rights and obligations of Purchaser under this Agreement to any Affiliate of Purchaser, including, after the Closing Date, HAPA AG and Legal Entities acquiring the LAETUS Items and the SSC Items. Purchaser shall guarantee the proper performance by any transferee of all transferred obligations, Section 21 applying mutatis mutandis. Furthermore, Purchaser may assign any claim under this Agreement to any banks or other lenders as collateral for any debt incurred by Purchaser or any Purchaser’s Affiliate in connection with the financing of the Aggregate Purchase Price or of any obligations of Purchaser under this Agreement.

28.7	Whenever a Seller is subject to any remedy obligation under this Agreement vis-ä-vis Purchaser, Sellers Group shall, to be extent permitted by applicable statutory provisions, at Purchaser’s request provide the respective action owed to Purchaser (die dem Käufer geschuldete Leislung erbringen) to HAPA AG or to the legal entity to which the LAETUS Items or the SSC Items have been transferred pursuant to this Agreement.

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28.8	Except as otherwise agreed between the Parties and in particular irrespective of Section 4.7.2.2, no Party shall be entitled to set-off (aufrechnen) or net (verrechnen) against any claims of any other Party under or in connection with this Agreement or to exercise any right of retention (Zurückbehaltungsrecht).

28.9	This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws. The Parties expressly agree that the United Nations convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

28.10	All disputes arising under or in connection with this Agreement or its validity or this Section 28.10 shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Arbitration Institut (Deutsches Institut für Schiedsgerichtsbarkeit e V) without recourse to the ordinary courts of law. The venue of the arbitration shall be Munich. The language of the arbitration proceedings shall be English provided, however, that the Parties may submit any evidence in German or English language.

28.11	In the event that, for whatever reason, any provision hereof is ineffective, unlawful or impracticable, any such ineffectiveness, unlawfulness or impracticability shall not affect the remaining provisions hereof. Any such ineffective, unlawful or impracticable provision shall be replaced by an effective, lawful and practicable provision corresponding to the economic interests of the parties. The same shall apply in the event of gaps (Vertragslücken) in this Agreement.
Munich, February 28, 2006

/s/ Stefan Kroeker		/s/ Stefan Kroeker

Romaco International B.V.		Romaco International B.V.

by:	Stefan Kroeker	by:	Stefan Kroeker

(acting on the basis of a power of attorney)		(acting on the basis of a power of attorney)

/s/ Stefan Kroeker		/s/	Marco Casiraghi

Robbins & Myers, Inc.		Coesía S.p. A
by: Marco Casiraghi
by:	Stefan Kroeker	(Vice-Chairman of the Board of Directors)

(acting on the basis of a power of attorney)

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List of Annexes

Annex G	SSC Companies
Annex B	Best Knowledge
Annex 2.4	HAPA Corporate Documents
Annex 4.1.1	LAETUS Assets Germany
Annex 4. 1.1 (a)	LAETUS Intellectual Property Rights Germany
Annex 4. 1.1 (d)	LAETUS Fixed Assets Germany
Annex 4. 1.1 (e)	LAETUS Inventory Germany
Annex 4. 1.1 (f)	LAETUS Other Assets Germany
Annex 4. 1. 2	LAETUS Liabilities Germany
Annex 4. 1. 2(a)	LAETUS Liabilities Germany
Annex 4.1.4	LAETUS Contracts Germany
Annex 4. 1 .4(a)	Customers/suppliers/SSC
Annex 4. 1 .4(c)	other Contracts (incl. Agents)
Annex 4.2	LAETUS Excluded Items
Annex 4.3.1	LAETUS Unit Italy
Annex 4. 3.1 (a)	LAETUS Unit Italy
Annex 4.3.1 (a) (i)	LAETUS Intellectual Property Rights Italy
Annex 4.3.1 (a) (iv)	LAETUS Fixed Assets Italy
Annex 4.3.1 (a) (v)	LAETUS Inventory Italy
Annex 4.3.1 (a) (vi)	LAETUS Other Assets Italy
Annexes 4.3. l(b)/(b)(i)	LAETUS Liabilities Italy
Annexes 4.3.1(c)/(c)(i)	LAETUS Contracts Italy (customers/suppliers)
Annex 4.3. l(c)(iii)	LAETUS Contracts Italy (other Contracts)
Annex 4.3. l(d)	List of employees LAETUS Unit Italy
Annex 4. 6.1	LAETUS Transferred Employees
Annex 4.6.2	Form for information pursuant to Sec. 613a para 5 BGB
Annex 5.1.1	SSC Assets
Annex 5.1.1. (a)	Inventories of the SSC Companies
Annex 5.1.1.(b)	Trade receivables of the SSC Companies
Annex 5.1.1. (c)	Other assets of the SSC Companies
Annex 5.1.2	SSC Liabilities
Annex 5.l.2.(a)	Accounts payable of the SSC Companies
Annex 5.1.2.(b)	Other liabilities of the SSC Companies
Annex 5.1.4	SSC Contracts
Annex 5.1.4(b)	other SSC Contracts
Annex 5.1.4(e)	SSC Contracts outside OCB

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Annex 5.5.1	SSC Transferred Employees
Annex 7.1	HAPA AG Accounts
Annex 7.2	LAETUS Accounts
Annex 7.3	SSC Accounts
Annex 8.8.1	Escrow agreement
Annex 9.4.1	Form of Reference Balance Sheet
Annex 11.2.2	HAPA resignation letters
Annex 11.2.4.1	Third party consents, resolutions or waivers
Annex 11.2.4.2	Major customers, agents and distributors
Annex 11.2.4.3	key Employees
Annex 11 .4(a)	OEM Agreements
Annex 11 .4(b)	LAETUS Lease
Annex 11 .4(c)	Transition Services Agreements
Annex 11.5.5	Transfer documents LAETUS Unit Italy
Annex 11.6.1	SSC transfer deeds
Annex 11.6.2	SSC employment transfer deeds
Annex 12.1	Reps and Warranties statements by Seller 1
Annex 13.1	Reps and Warranties statements by Seller 2
Annex 14.1	Reps and Warranties statement by Sellers’ Parent Company
Annex 16.1.1	Income statement of Romaco AG
Annex 16.1.2	Income statement of Romaco Pharmatechnik
Annex 16.1.3	SSC Financials
Annex 16.1.4.	SSC Financial Data
Annex 17.2.3	Tax Reps Seller 1
Annex 17.3.2	HAPA Transferred Employees
Annex 20.4.1	Consent request/individuals
Annex 20.4.2	Individuals
Annex 22.3	List of respective territories
Annex 23	FCO Release
[Upon request of the Commission, the Company will furnish copies of the above Annexes.]